UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. _ )
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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as
permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
PORTFOLIO RECOVERY ASSOCIATES

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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Riverside Commerce Center
130 Corporate Blvd.
Norfolk, VA 23502
Notice of Seventh Annual Meeting of Shareholders
to be held on June 1, 2009
TO THE SHAREHOLDERS OF PORTFOLIO RECOVERY ASSOCIATES, INC:
You are cordially invited to attend the 2009 Annual Meeting of Shareholders of PORTFOLIO RECOVERY ASSOCIATES, INC. (the “Company”), which will be held at the Company’s Norfolk, Virginia headquarters located at Riverside Commerce Center, 130 Corporate Blvd, Norfolk, Virginia 23502, on June 1, 2009 at 12:00 Noon, local time. More information about the Annual Meeting is included in the Proxy Statement. At the Annual Meeting, you will be asked to:
•	Elect two directors to serve for three year terms,

•	Ratify the selection of KPMG LLP as the Company’s accountants and independent auditors for the fiscal year ending December 31, 2009, and

•	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
The enclosed Proxy Statement contains detailed information about the business to be transacted at the Annual Meeting.
The Board of Directors unanimously recommends that you vote FOR the election of each director nominee and FOR the ratification of KPMG LLP as the Company’s accountants and independent auditors for the fiscal year ending December 31, 2009.
In addition to considering the matters described above, Steve Fredrickson, the President, Chairman and Chief Executive Officer of the Company, will provide a summary of the significant developments since the 2008 Annual Meeting. The Board of Directors has fixed the close of business on April 3, 2009 as the Record Date for the determination of the shareholders who are entitled to this notice, and entitled to vote at the Annual Meeting. Only shareholders of record at the close of business on April 3, 2009 will be entitled to receive notice and to vote at the Annual Meeting. A list of such shareholders will be available during regular business hours at the Company’s headquarters for ten days before the Annual Meeting for inspection by any shareholder for any purpose germane to the Annual Meeting.
If you have any questions or need additional information about the Annual Meeting, please contact the Company’s investor relations liaison at telephone number 757-961-3510, by fax at 757-554-0586, or via email, at info@portfoliorecovery.com.
By Order of the Board of Directors,
Judith S. Scott
Executive Vice President, General Counsel and Secretary
April 20, 2009
Whether or not you plan to attend the Annual Meeting, please act promptly to vote your shares with respect to the proposals described above. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to stockholders of record and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to stockholders who hold their shares in “street name” (i.e. in the name of a broker, bank or other record holder). If you attend the Annual Meeting, you may vote your shares in person, even if you have previously submitted your proxy in writing. If you vote in person, any previously voted proxy will be withdrawn.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD AT NOON ON JUNE 1, 2009
Norfolk, Virginia
The Board of Directors (the “Board”) of Portfolio Recovery Associates, Inc. (the “Company”) is soliciting your proxy to vote at its 2009 Annual Meeting of Shareholders (the “Annual Meeting”) which is scheduled to begin at 12:00 Noon, local time, on Monday, June 1, 2009, at the Company’s corporate headquarters in Norfolk, Virginia. This Proxy Statement describes the proposals which will be on the ballot at the Annual Meeting, and any adjournments or postponements thereof, as well as other important information about the Company. The proposals for which your vote is being solicited are:
1.	The election of two Directors for a term of three years,

2.	The ratification of the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2009, and

3.	Such other matters as may properly come before the Annual Meeting.
At the conclusion of the Annual Meeting, the President and Chief Executive Officer of the Company (“CEO”) will present a report on the Company’s operations, and will respond to shareholder questions.
Included with this Proxy Statement are the Company’s 2008 Annual Report to Shareholders, which includes the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, the Notice of the 2009 Annual Meeting, this Proxy Statement and your Proxy Card. These materials are all first being mailed to shareholders on or about April 20, 2009. The information contained in these documents is accurate as of the dates specified therein. Changes or updates in the data, information or facts contained in such documents may occur after the mailing date.
VOTING AT THE ANNUAL MEETING
Date, Time and Place of the Annual Meeting
The Annual Meeting will begin promptly at 12:00 Noon, local time, on June 1, 2009 in the Board of Directors’ conference room at our Norfolk headquarters, which is located at the following address:
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
130 Corporate Boulevard
2nd Floor
Norfolk, Virginia 23502
Who May Vote
Each holder of shares of the Company’s common stock at the close of business on April 3, 2009 (the “Record Date”) will be entitled to receive a notice of the Annual Meeting, and to attend and vote at the Annual Meeting. Such persons are considered “holders of record.” As of the Record Date, approximately 15,452,224 shares of common stock of the Company were issued, outstanding and entitled to vote, which were held by approximately 31 holders of record maintaining shares on behalf of approximately 24,000 beneficial owners. Entities holding shares on behalf of the owners of the shares, such as banks, brokerage firms and other nominees who are beneficial holders of the Company’s common stock as of the close of business on April 3, 2009 are requested to forward these materials to beneficial shareholders. The Company will pay the reasonable mailing expenses incurred for this purpose.

Any shareholder who does not receive a copy of the Notice of Annual Meeting, this Proxy Statement and the Proxy Card, either by mail or on the internet, may obtain these materials at the Annual Meeting, by contacting the Company’s Investor Relations Liaison in advance of the Annual Meeting, at telephone number 757-961-3510, by fax at 757-554-0586, or via email, at info@portfoliorecovery.com.
Quorum for the Annual Meeting
A majority of holders of the issued and outstanding shares of common stock of the Company entitled to vote, represented in person or by proxy, will constitute a quorum. Continental Stock Transfer and Trust Company has been appointed by the Company’s Board of Directors to act as the inspector of election. The inspector of election will tabulate the votes cast by proxy or in person at the Annual Meeting, and will determine whether or not a quorum is present. In the event that a quorum is not present, the Annual Meeting will likely be adjourned or postponed in order to solicit additional proxies.
How to Vote
As a holder of common stock of the Company, you are invited to attend the Annual Meeting and vote your shares in person. You are entitled to cast one vote per share owned as of the Record Date for each proposal to be considered at the Annual Meeting. Shares represented by proxy will be voted as directed on the proxy form and, if no direction is given, will be voted as follows:
1.	FOR all the persons nominated by the Board as directors;

2.	FOR the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009; and

3.	In the best judgment of the persons named in the proxies, with respect to such other matters that may properly come before the meeting.
Preliminary voting results will be announced at the conclusion of the Annual Meeting. The Company will also publish final voting results in its Quarterly Report on Form 10-Q for the second quarter of the fiscal year ending December 31, 2009.
Voting Before the Annual Meeting
Voting By Mail. If you do not expect to attend the Annual Meeting in person, and choose to vote on the proposals on the agenda by mail, simply complete the enclosed Proxy Card, sign and date it, and return it in the postage-paid envelope provided. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you may obtain a proxy, executed in your favor, from the record holder. You may sign the proxy card and return it to the Company, or you may direct the record holder of your shares to vote your proxy in the manner you specify. With respect to any other matters not on the agenda which may properly come before the Annual Meeting, your proxy will be voted at the discretion of the persons named in the proxies in accordance with their best judgment. Voting by mail will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and vote your shares at the Annual Meeting.
Internet Availability of Proxy Materials. Under rules recently approved by the Securities Exchange Commission (“SEC”), the Company is now furnishing proxy materials on the Internet in addition to mailing paper copies of the materials to each shareholder of record. Instructions on how to access and review the proxy materials on the Internet can be found on the proxy card sent to shareholders of record and on the Notice of Internet Availability of Proxy Materials (the “Notice”) sent to shareholders who hold their shares in “street name” (i.e. in the name of a broker, bank or other record holder). The Notice will also include instructions for shareholders who hold their shares in street name on how to access the proxy card to vote over the internet. Voting over the internet will not affect your right to vote in person if you decide to attend the Annual Meeting; however, if you wish to revoke your proxy, you must first notify the Corporate Secretary of your intent to vote in person, and vote your shares at the Annual Meeting.

Voting in Person at the Annual Meeting
If you are planning to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot for that purpose at the Annual Meeting. If you require special assistance due to a disability or other reasons, please notify the Corporate Secretary at the address below. If you are a shareholder whose shares are held in “street name” (i.e., in the name of a broker, bank or other record holder), you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Annual Meeting.
Changing or Revoking Your Proxy
You may change or revoke your proxy at any time before it is voted at the Annual Meeting by the following methods:
     • Send a written notice of revocation of your proxy so that it is received before the taking of the vote at the Annual Meeting to:
Judith Scott
Executive Vice President, General Counsel and Secretary
Portfolio Recovery Associates, Inc.
Riverside Commerce Center
120 Corporate Blvd, Suite 100
Norfolk, VA 23502
jsscott@portfoliorecovery.com
Fax: 757-321-2518
     • Attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. In order to revoke your proxy, you must also notify the Corporate Secretary of your intent to vote in person, and then vote your shares at the Annual Meeting. If you require assistance in changing or revoking your proxy, please contact the Corporate Secretary at the address above.
Security Ownership of Certain Beneficial Owners. The following table sets forth the persons or entities known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of April 3, 2009, based on available information.

	Shares Beneficially	Shares Beneficially
	Owned (1)	Owned (2)
Name	(#)	(%)
Capital Research Global Investors(3)	1,715,390	11.1
333 South Hope Street Los Angeles, CA 90071

Barclays Global Investors, N.A. (4)	1,127,811	7.3
400 Howard Street San Francisco, CA 94105

Zevenbergen Capital Investments, LLC(5)	910,600	5.9
601 Union Street, Suite 4600 Seattle, WA 98101-2323

TimesSquare Capital Management, LLC (6)	855,950	5.5
1177 Avenue of the Americas, 39th Floor New York, NY 10036

Waddell & Reed Financial, Inc.(7)	851,326	5.5
6300 Lamar Avenue Overland Park, KS 66202

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares.

(2)	Ownership percentage is based on 15,452,224 shares of common shares outstanding as of the Record Date.

(3)	Based on information filed in a Schedule 13G with the SEC on March 10, 2009 (dated as of February 27, 2009) in which Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), is reported as the beneficial owner of 1,715,390 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 1,715,390 shares.

(4)	Based on information filed in a Schedule 13G with the SEC on February 5, 2009 (dated as of December 31, 2008) in which Barclays Global Investors, N.A. is reported as the beneficial owner of 486,051 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 486,051 shares, Barclays Global Fund Advisors is reported as the beneficial owner of 631,440 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 631,440 shares, and Barclays Global Investors, Ltd. is reported as the beneficial owner of 10,320 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 10,320 shares.

(5)	Based on information filed in a Schedule 13G with the SEC on February 9, 2009 (dated as of December 31, 2008) in which Zevenbergen Capital Investments, LLC is reported as the beneficial owner of 910,600 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 910,600 shares.

(6)	Based on information filed in a Schedule 13G with the SEC on February 9, 2009 (dated as of December 31, 2008) in which TimesSquare Capital Management, LLC is reported as the beneficial owner of 855,950 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 855,950 shares.

(7)	Based on information filed in a Schedule 13G with the SEC on February 10, 2009 (dated as of December 31, 2008) in which Waddell & Reed Investment Management Company is reported as the beneficial owner of 524,200 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 524,200 shares and Ivy Investment Management Company is reported as the beneficial owner of 327,126 shares of the Company’s common stock with sole power to dispose or to direct the disposition of 327,126 shares.
Security Ownership of Management and Directors. The following table contains information about the beneficial ownership by the Company’s Named Executive Officers (“NEO’s”), including its CEO, Chief Financial and Administrative Officer (“CFO”), the other two most highly compensated executives, each of the Company’s non-employee Directors, and all Directors and executives as a group, as of April 3, 2009. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of the Company the persons or entities named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, all outstanding stock options currently exercisable or exercisable within 60 days of April 3, 2009 and all nonvested shares vesting within 60 days of April 3, 2009, are deemed outstanding.
Security Ownership of Management and Directors

	Amount and Nature of Beneficial Ownership
		Shares		Shares Vesting	Total Shares	Percentage
	Shares	(Options)	Shares Not	Within 60 Days	Beneficially	of Shares
	Owned	Vested	Vested	of 4/3/09	Owned	Owned
	(#)	(#)	(#)	(#)	(#)	(%)
Management
Steve Fredrickson, CEO(1)	209,964	12,000	54,481	1,000	222,964	1.4
Kevin Stevenson, CFO(1)	64,037	45,000	29,832	1,000	110,037	0.7
Craig Grube, EVP(1)	43,273	11,000	23,005	1,000	55,273	0.4
Judith Scott, EVP(1)	13,911	1,000	8,706	300	15,211	0.1
Michael Petit, BK Pres.(2)	11,641	18,000	26,832	1,000	30,641	0.2
Kent McCammon, SVP(2)	4,707	0	22,029	0	4,707	0.0
Non- Employee Directors
William Brophey	3,500	7,500	3,000	0	11,000	0.1
Penelope Kyle	1,800	0	3,200	0	1,800	0.0
David Roberts	93,232	10,000	3,000	0	103,232	0.7
Scott Tabakin	2,800	0	3,200	0	2,800	0.0
James Voss	3,800	8,000	3,000	0	11,800	0.1
All Executives & Directors	452,665	112,500	180,285	4,300	569,465	3.7

(1)	NEO’s.

(2)	Data for Mr. Petit and Mr. McCammon is included herein due to their level of compensation.

Corporate Governance. The Company’s corporate governance principles and the current charters of each of the committees of the Company’s Board of Directors (the “Board”) are posted on the Investor Relations page of the Company’s website at www.portfoliorecovery.com. These materials are also available in print to any shareholder upon request. The Board regularly reviews committee charters and major corporate governance developments and modifies its governance principles, committee charters and key practices as warranted. Additionally, the Board conducts annual assessments of each of its committees and of itself. This process enhances director, committee and Board effectiveness. At the conclusion of the annual assessments, the Board uses the information obtained to evaluate and refine its processes and committee charters, as necessary. In February 2009, the Nominating and Corporate Governance Committee amended its charter. The charters of the Audit Committee and the Compensation Committee were amended in March 2008.
Board of Directors. The Board is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders. The Board advises senior management and monitors its performance. The Board held four regular meetings and ten special meetings in 2008. The Board also held informal discussions by telephone during the year, as needed. Non-employee Directors meet regularly in executive session without management present, and hold at least one meeting each year for the purpose of reviewing and assessing the Board’s effectiveness and the effectiveness of each committee. In 2008 the non-employee Directors held five executive sessions. There is no formal policy regarding Directors’ attendance at Board meetings or at annual meetings; however, all Board members are expected to attend all meetings, either in person or telephonically. It is the Board’s practice to schedule its meetings and the Company’s Annual Meeting of Shareholders at times and dates to permit maximum attendance by Directors, taking into account the Directors’ schedules and the timing requirements of applicable laws. Four Directors attended the Company’s 2008 Annual Meeting. All Directors attended at least 75% of the regular meetings of the Board in 2008, and each of the Directors serving on the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee attended at least 75% of the meetings of the committees on which they serve.
The Board currently consists of six Directors, five of whom are non-employee Directors. The Board is divided evenly into three classes. The terms of each class expire at successive annual meetings. Shareholders elect Directors from one class at each annual meeting to serve three year terms. The election of Steve Fredrickson and Penelope Kyle, both of whom are in the First Class of Directors, will take place at the 2009 Annual Meeting.
Communications with Directors. Shareholders may communicate with members of the Board by transmitting their correspondence by mail or facsimile addressed to one or more directors. All such communications should be sent to the attention of the Corporate Secretary, at the Company’s headquarters address specified herein, or to fax number 757-321-2518. Communications from shareholders to one or more directors will be collected and organized by the Corporate Secretary and forwarded to the Chairman of the Board, or if addressed to an identified Independent Director, to that identified Director, as soon as practicable. Communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may forward only representative correspondence. The Corporate Secretary will determine whether any communication addressed to the entire Board as a whole should be properly addressed by the entire Board, or by a committee of the Board. If a response to the communication is warranted, the content and method of the response will be coordinated with the Company’s General Counsel. The Company’s confidential hot line may be used by any shareholder who prefers to raise a concern to the Board in a confidential or anonymous manner, by dialing 1-800-290-1650.

All telephone calls to the Company’s confidential hot line are referred to the Chairman of the Audit Committee, who ensures that such matters are appropriately investigated. If the Company’s Investor Relations Liaison cannot adequately address communications from the investment community regarding the Company’s financial and business matters, the Company’s CEO and its CFO may respond to such communications.
Director Independence. The Board consists of a majority of independent Directors who do not have any direct or indirect material relationship with the Company. The Board has established guidelines which conform to the independence requirements of the NASDAQ Global Stock Market’s (“NASDAQ’s”) listing standards, to assist it in determining director independence. In February 2009, the Directors provided updated responses to Directors’ and Officers’ questionnaires concerning any possible relationships they or their immediate family members might have with the Company, potential conflicts of interest, job changes, and any transactions, relationships, and other arrangements between the Company and the Directors or parties related to the Directors. A Director’s immediate family members include the Director’s spouse, parents, children, siblings, in-laws, and anyone (other than domestic employees) who shares the Director’s home. Based on the responses received and other available information, it was determined that all of the non-employee Directors of the Company are independent, and that each of the members of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee also meet the NASDAQ independence tests. This determination was made based upon a number of facts, including, but not limited to, the following:
• Except for Steven D. Fredrickson, the Company’s CEO, no Director is, or has ever been, an executive officer of the Company or employed by the Company or its subsidiaries, or has an immediate family member who is an employee or officer of the Company or its subsidiaries, has accepted any compensation or payments from the Company or has any current or past material relationship with the Company;
• No Director, other than the CEO has ever received any compensation from, worked for, been retained by, or received anything of substantial value from the Company aside from director compensation;
• No Director or any member of any Director’s immediate family is, or ever was, employed by the independent auditors for the Company, or ever worked on the Company’s audit at any time;
• No Named Executive Officer (“NEO”) of the Company serves on the board of directors of any company that employs a director or any member of the immediate family of a director, and no director or any member of the immediate family of a director has been an executive officer of any entity having a compensation committee on which one or more of the Company’s NEO’s has concurrently served; and
• No Director and no family member of any Director is a partner or controlling shareholder, director or executive officer of any entity from which the Company purchases goods or services, or to which the Company makes charitable contributions, in excess of 2% of the entity’s consolidated gross revenues for that year, or $200,000.
Review and Approval of Related Party Transactions. The Company requires disclosure of any relationships and transactions in which the Company, its Directors, its executives or their immediate family members are participants, and of any shareholders owning five percent or greater of the Company’s outstanding common stock, with respect to amounts at or exceeding the minimum threshold for disclosure in this Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). The Company’s General Counsel is primarily responsible for developing and implementing the policy and procedures relative to the review and approval of related party transactions.

Procedure for the Approval of Related Party Transactions
1.	The complete details of any proposed transaction must be presented to the Company’s General Counsel by the party intending to enter into the transaction.

2.	The Company’s General Counsel will prepare a written analysis and recommendation to the Nominating and Corporate Governance Committee, based on: (a) the nature of the proposed transaction; (b) the related person’s interest in the transaction; (c) the dollar value of the transaction; (d) the importance of the transaction to the business of the Company; (e) the material terms of the transaction and (f) the overall fairness of the transaction to the Company.

3.	Based on the foregoing factors, the Nominating and Corporate Governance Committee will decide whether or not to recommend that the proposed transaction be brought before the full Board for consideration.

4.	If the matter is presented to the Board for a vote, and a related party is involved in the transaction, he or she will not be allowed to participate in any discussions and decisions concerning the transaction.

5.	If the Board approves the transaction, the Company’s General Counsel will ensure that a written contract between the parties is appropriately executed by all parties.
There were no related person transactions with the Company in the fiscal year ended December 31, 2008.
The following table sets forth information concerning the Company’s Directors:

Director	Age	Title	Appointed	Class
Steve Fredrickson	49	President, CEO and Chairman of the Board	March 1996 (1)(2)	1st
William Brophey	71	Director	November 2002(3)	2nd
Penelope Kyle	61	Director	October 2005(2)	1st
David Roberts	47	Director	March 1996(1)(3)	2nd
Scott Tabakin	50	Director	October 2004(4)	3rd
James Voss	66	Director	November 2002(4)	3rd

(1)	In March 1996, Mr. Fredrickson and Mr. Roberts were named as managers of Portfolio Recovery Associates, L.L.C., the Company’s predecessor. Mr. Fredrickson and Mr. Roberts were appointed as directors of the Company upon its creation in August 2002.

(2)	The terms of Mr. Fredrickson and Ms. Kyle will expire at the 2009 Annual Meeting.

(3)	The terms of Mr. Brophey and Mr. Roberts will expire at the 2010 Annual Meeting.

(4)	The terms of Mr. Voss and Mr. Tabakin will expire at the 2011 Annual Meeting.

Summary: Board of Directors Information	2008
Size of Board	6
Average Age of Directors	57
Number of Independent Directors	5
Lead Independent Director	Yes
Independent Audit Committee	Yes
Independent Compensation Committee	Yes
Independent Corporate Governance Committee	Yes

Summary: Board of Directors Information	2008
Number of Board Meetings Held	14
Corporate Governance Guidelines Approved by the Board	Yes
Outside Directors Hold Meetings Without Management Present	Yes
Annual Board Self-Evaluation	Yes
Annual Review of Independence of Board	Yes
Annual Committee Self Evaluations	Yes
Charters for Audit, Compensation and Corporate Governance Committees	Yes
Annual Equity Grants to Non-Employee Directors	Yes
Corporate Compliance Program	Yes
Code of Ethics	Yes
The positions of Chairman of the Board and CEO are combined; however, the Board has designated a non-employee Director to serve as its Lead Director, to coordinate the activities of the other non-employee Directors, consult with the CEO regarding agendas, schedules and information needs for Board and committee meetings, and facilitate information flow and communication by acting as a liaison between the non-employee Directors and management. Committees regularly report their activities to the full Board.
Board materials related to agenda items are provided sufficiently in advance of Board meetings to allow the Directors to prepare for discussion of the items at their meetings. All Board members receive comprehensive monthly financial reports on the Company’s activities. Members of senior management are invited to attend Board meetings or portions thereof, for the purpose of participating in discussions and providing management reports on operations. Directors have access to members of management and employees of the Company and, as necessary and appropriate, may consult with independent legal, compensation, financial and accounting advisors to assist them in their duties to the Company and the shareholders. Management ensures that the Board is fully informed of the Company’s business by providing regular written financial reports, reports of operations and other relevant reports at Board meetings and between meetings of the Board and its committees. All Directors serve on more than one committee, so that there is continuity across all committees.
The Board has determined that all committee members are independent and satisfy relevant SEC and NASDAQ independence requirements applicable to members of such committees. Members of the Audit Committee also satisfy a separate SEC independence requirement which provides that they may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than their Directors’ compensation.
The table below shows current membership for each of the standing committees of the Board.

	Nominating and Corporate Governance	Compensation
Audit Committee	Committee	Committee
James Voss* William Brophey Scott Tabakin	William Brophey* Scott Tabakin Penelope Kyle James Voss David Roberts	David Roberts* Penelope Kyle Scott Tabakin William Brophey James Voss
2008 COMMITTEE MEETINGS

7	3	5

*	Committee Chairman

Audit Committee
The Audit Committee held seven meetings during 2008 and also met informally between meetings. Audit Committee meetings are typically held in conjunction with scheduled Board meetings; however, the Audit Committee also holds meetings between Board meetings as needed. Each member of the Audit Committee is “independent,” as that term is defined by the applicable standards promulgated by NASDAQ, and meets the heightened criteria for independence applicable to members’ audit committees under Rule 4200(a)(15) and Rule 4350(d)(2)(A) of the NASDAQ listing standards. The Board has determined that each member of the Audit Committee is financially literate, and that Mr. Voss and Mr. Tabakin are both qualified as “audit committee financial experts,” pursuant to Section 401(h) of Regulation S-K. The Audit Committee is primarily concerned with the integrity of the Company’s financial statements, the effectiveness of the Company’s internal control over financial reporting, the Company’s compliance with legal and regulatory requirements, the independence and qualifications of the independent auditor, the performance of the Company’s internal audit function and the performance of its independent auditors. The Audit Committee is not responsible for the planning or conduct of the audits, or the determination that the Company’s financial statements are complete and accurate and in accordance with U.S. generally accepted accounting principles. The Audit Committee reviewed its charter in February 2009. As described in its charter, the Audit Committee’s primary duties and responsibilities are to:
•	Monitor and review the accuracy and fairness of the Company’s financial reports and monitor and ensure the adequacy of the Company’s systems of internal controls regarding finance, accounting and legal compliance.

•	Engage and monitor the independence and performance of the Company’s independent auditors and pre-approve all audit and permitted non-audit services.

•	Monitor the independence and performance of the Company’s internal auditors.

•	Provide an avenue of communication between the independent auditors, management and the Board of Directors.

•	Prepare an Audit Committee report for the Company’s annual proxy statements.

•	Perform such other duties as set forth in its charter.
The Audit Committee’s current charter is available at the Company’s web site, at www.portfoliorecovery.com, and will be mailed to any shareholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. At the time of its charter review, the Audit Committee also reviewed practices and procedures to assure continued compliance with the internal control reporting provisions of the Sarbanes-Oxley Act of 2002 and related regulatory requirements. The Audit Committee’s report appears in this Proxy Statement on page 33.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee held three meetings in 2008. Each member of the Nominating and Corporate Governance Committee is “independent,” as such term is defined by NASDAQ Rule 4200(a)(15). The Nominating and Corporate Governance Committee annually reviews the composition of all committees, oversees Director development and the annual self evaluations of the Board and its committees. In addition, the Nominating and Corporate Governance Committee makes recommendations concerning Board dynamics, reviews the Company’s corporate governance practices and related public issues important to the Company and makes recommendations to the Board on such issues.

The Nominating and Corporate Governance Committee is responsible for the review and recommendation of nominees for election to the Board. In addition to considering the qualifications of candidates suggested by current Directors and by officers and employees of the Company, the Committee considers any candidates who may be recommended by shareholders in accordance with the provisions of the Company’s by-laws. The Committee screens all candidates in the same manner, regardless of the source of the recommendation, and determines whether a candidate meets the Company’s general Board membership qualifications and possesses the skills required of a Director. The Committee also conducts personal interviews of candidates, as appropriate.
Certain minimum qualifications must be met by a nominee for a position on the Board. Specifically, nominees should understand that the principal duty of a Director is to represent the shareholders of the Company. Nominees should also possess the highest level of professional and personal ethics, integrity and values, be free of any material conflicts of interest with respect to Board service, have competence at the policy-making level and have the ability to exercise sound judgment. Nominees must also be independent, as defined in NASDAQ Rule 4200(a)(15), be able to understand and relate to the culture of the Company, have sufficient time to properly discharge the duties associated with serving as a Director, and have sufficient experience and knowledge to enhance or maintain the diversity of the Board. Final approval of a candidate is determined by the full Board.
The Nominating and Corporate Governance Committee has determined that each of the Company’s Directors possesses satisfactory prior experience as a director or an officer of a publicly held company, and that more than one of the Company’s Directors possess the competence and expertise necessary to qualify as an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K.
Any shareholder may make nominations with respect to the election of Directors in accordance with the provisions of the Company’s by-laws, which establish the information and notice requirements for such nominations. Prior to 120 days in advance of the anniversary date of the Proxy Statement for the 2008 annual meeting, the Company did not receive any recommendations of potential director candidates from shareholders.
The Nominating and Corporate Governance Committee recommended to the Board the candidates for re-election which are included on the ballot for the Annual Meeting. Any nominee for Director who receives a greater number of votes withheld from or against his election than votes for his election shall tender his resignation for consideration by the Nominating and Corporate Governance Committee. The Committee will then consider the best interests of the Company and its shareholders and shall recommend to the full Board the action to be taken with respect to the tendered resignation.
The duties and responsibilities of the Nominating and Corporate Governance Committee are specified in its charter. The charter of the Nominating and Corporate Governance Committee, as amended in February 2009, is available at the Company’s web site, at www.portfoliorecovery.com, and will be mailed to any shareholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address.
Compensation Committee
The Compensation Committee held five meetings in 2008 and met informally between meetings. Each member of the Compensation Committee has been determined to be “independent,” as that term is defined by the applicable standards promulgated by NASDAQ. As described in its charter, the Compensation Committee’s primary responsibilities are to:
•	Develop and oversee the implementation of the Company’s compensation philosophy with respect to the Directors, the CEO and other executives who report directly to the CEO.

•	Ensure that the employees of the Company and its subsidiaries are compensated effectively in a non-discriminatory manner consistent with such compensation philosophy, internal equity considerations, market practice and the requirements of the appropriate employment laws and regulatory bodies.

•	Review and recommend to the full Board the Company’s compensation discussion and analysis disclosure containing the Company’s compensation policies and the reasoning behind such policies, as required by the SEC.

•	Prepare a Compensation Committee report for the Company’s annual reports and/or proxy statements.

The Compensation Committee is responsible for setting annual and long-term performance goals and compensation for the CEO, and setting the compensation of each of the executives who report directly to him. Its decisions are approved or ratified by action of the non-employee directors of the Board. The Compensation Committee also approves equity awards in accordance with the Company’s Amended and Restated Portfolio Recovery Associates 2002 Stock Option Plan and 2004 Restricted Stock Plan (the “Amended Plan”). The Compensation Committee delegated authority to the CEO to grant limited awards of nonvested shares of the Company’s stock to key employees. The authority so delegated is limited to a total of ten thousand shares in any fiscal year, and awards of no more than one thousand shares per employee.
The Compensation Committee ensures that the Company has established succession plans with respect to each of its key executives. To assist the Compensation Committee in this role, the Senior Vice President of Human Resources provides the committee with progress reports of individual development and succession planning strategies and activities with respect to the Company’s key executives, and assessments of the persons who are considered to be the potential successors to the incumbents in certain senior management positions.
The Charter of the Compensation Committee, as amended in March 2008, is available at the Company’s web site, at www.portfoliorecovery.com. A copy of the Compensation Committee’s Charter will be provided to any shareholder who sends a request therefor to the Corporate Secretary at the Company’s mailing address. The Compensation Committee’s report appears in this Proxy Statement on page 29.
Compensation Committee Interlocks and Insider Participation. All of the members of the Compensation Committee are non-employee directors, and none are former officers of the Company or any of its subsidiaries. No member of the Compensation Committee has ever been an officer or employee of the Company or any of its subsidiaries and no officer of the Company has ever served on any compensation committee or board of directors of any company with respect to which any Director is an executive officer. None of the Directors has any relationship with the Company which is required to be disclosed under this caption pursuant to the rules of the SEC.
Director Compensation. The Board sets the compensation for non-employee Directors so as to fairly compensate them for the work required of them, based on the Company’s size and scope. The Board also makes annual equity awards to Directors in order to align each Director’s interests with the long-term interests of the Company’s shareholders. The Board revised its compensation structure in March 2009, with an effective date of June 1, 2009. This revision followed a comprehensive Board compensation review by the Compensation Committee’s outside professional compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”). The 2009 Board compensation program, as so revised, is described more fully below. Prior to the revision of the Director compensation structure, and during 2008, the non-employee Directors, other than the Lead Director and the Chairman of the Audit Committee, received a quarterly retainer of $7,500. The Lead Director and the Chairman of the Audit Committee received a quarterly retainer of $8,750. Each Director was also reimbursed for travel expenses in connection with attendance at Board meetings. In addition, the Company pays all reasonable expenses for any Director who wishes to attend director continuing education programs, and maintains policies of directors’ and officers’ liability insurance.

Prior to 2004 non-employee Directors received two stock option grants: an initial grant of 5,000 stock options upon their appointment to the Board, and an additional grant of 5,000 stock options, to which they became entitled on the anniversary date of their initial appointment. Directors’ stock options vest and are exercisable in five equal installments on the first five anniversaries of the grant date, and expire seven years after the initial grant date. In accordance with the provisions of the Amended Plan, Directors are no longer being granted stock option awards. Instead, beginning in 2004, newly appointed Directors receive 2,000 nonvested shares of the Company’s stock upon their initial appointment to the Board, and, prior to the adoption of the 2009 Director compensation program, were awarded 1,000 nonvested shares each year thereafter, on the anniversary date of their appointment. Under the 2009 Director compensation program, Directors will be awarded 1,000 shares annually, on the date of the annual meeting of shareholders. Prior to October 2008, all Directors’ nonvested shares vested at the rate of 20% per year for five years. Any Director shares awarded after September 2008 are fully vested one year after the grant date. The shorter vesting schedule, combined with the targeted Director stock ownership policy described below, advances the alignment of Directors’ economic interests with those of shareholders.
Recognizing that each Director should have a substantial personal investment in the Company, the Board has adopted a targeted stock ownership policy which applies to each Director, requiring a personal holding by each Director of a number of shares valued at not less than two times the Director’s annual Board retainer, exclusive of Committee retainers, if any. Directors are expected to acquire and maintain this share ownership threshold within two years after joining the Board. In 2008 the Company offered no compensation to its Directors other than their annual retainers and stock awards. The Company offers no retirement benefits or other perquisites to Directors. The table below summarizes the compensation paid by the Company to non-employee Directors for the year ended December 31, 2008. The Company’s CEO received no additional compensation for his service as a Director and Chairman of the Board of Directors.
2008 DIRECTOR COMPENSATION

	Fees Earned
	or
	Paid in Cash	Stock Awards (1)	Option Awards (2)	Total Compensation
Director	($)	($)	($)	($)
William Brophey	$30,000	$35,248	$2,924	$68,172
Penelope Kyle	$30,000	$39,907	0	$69,907
David Roberts	$35,000	$35,959	$2,615	$73,574
Scott Tabakin	$30,000	$40,853	0	$70,853
James Voss	$35,000	$35,248	$2,924	$73,172

(1)	The amounts reported in the Stock Awards column represent the expense recognized for financial statement reporting purposes in 2008 under FAS 123R for nonvested share awards made to the non-employee directors in 2008 and prior years. The grant date fair value of the 2008 nonvested share awards was $27,470 for Messrs. Brophey and Voss; $30,070 for Ms. Kyle; $33,100 for Mr. Roberts and $40,280 for Mr. Tabakin. The grant date fair value for the nonvested share awards was obtained by multiplying the number of nonvested shares granted by the closing stock price of the Company’s common stock on the grant date. The actual amount of compensation that will be realized by a Director at the time an award vests will depend upon the market price of the Company’s common stock at the vesting date.

(2)	The amounts reported in the Option Awards column represent the expense recognized for financial statement reporting purposes under FAS 123R for stock option awards made to the non-employee directors in prior years. No stock options were granted in 2008.
The aggregate number of outstanding stock options held by each of the Company’s Directors as of December 31, 2008 is provided in the table below:

Directors	Outstanding Options (#)
William Brophey	7,500
Penelope Kyle	0
David Roberts	10,000
Scott Tabakin	0
James Voss	8,000

Directors’ Compensation Program Beginning in June 2009
At the request of the Compensation Committee, its compensation consultant, FW Cook, evaluated the design and competitiveness of the Company’s Director compensation program and made recommendations for the Committee’s consideration. The purpose of the evaluation was to determine whether the Company’s Director compensation program was sufficient to attract qualified candidates to enable the Board to fill Director vacancies, was reasonably competitive when compared to the seventeen companies in the Company’s Compensation Peer Group (defined on page 18 below), and promotes independence and objectivity among Directors. The FW Cook evaluation included a competitive analysis of the Company’s total Director compensation program, when compared with the director compensation programs for the companies in the Company’s Compensation Peer Group. The Company’s annual Director retainers were determined to be at approximately the 25th percentile of the directors in the Compensation Peer Group, and its Audit Committee chair retainer and Lead Director retainer were determined to be below the Compensation Peer Group’s 25th percentile. The equity compensation for the Company’s Directors was determined to be between the 25th percentile and median of the Compensation Peer Group, and its total Director compensation was determined to be below the 25th percentile on both individual and aggregate bases. The Committee determined, based on the FW Cook analysis, that a modification to its compensation program was appropriate, and approved a new Director compensation program, to be effective as of the 2009 Annual Meeting of Shareholders. The new Director compensation program will maintain the annual retainers at their current levels and provide an additional annual retainer for committee service, equal to 50% of the retainer of committee’s chair. The amount of additional retainer given for each committee chair was also increased. These adjustments will increase total non-employee Director compensation by approximately 35% above their current level of compensation. The table below summarizes the new Director compensation structure:
2009 Non-Employee Director Compensation Program

BOARD SERVICE
Annual Retainer (Cash Portion)	$30,000
Annual Retainer (Stock Portion) 1,000 Nonvested Shares(1)	$33,840	(2)
TOTAL (excluding Committee Retainers, and Lead Director Retainer)	$63,840

COMMITTEE AND LEAD DIRECTOR SERVICE
Annual Committee Chair Retainers:
Audit Committee Chair	$25,000
Compensation Committee Chair	$10,000
Nominating and Corporate Governance Committee Chair	$5,000
Annual Committee Retainers:
Audit Committee	$12,500
Compensation Committee	$5,000
Nominating and Corporate Governance Committee	$2,500
Lead Director Retainer	$15,000

(1)	The Company will continue to award newly appointed Directors 2,000 nonvested shares upon their initial appointment to the Board, and 1,000 nonvested shares each year thereafter, on the date of the annual shareholders meeting.

(2)	Based on the NASDAQ’s closing price of the Company’s common stock on December 31, 2008.

The following table details the impact of the compensation structure detailed above on the total compensation for each non-employee Director:
PROJECTED 2009 NON-EMPLOYEE DIRECTOR COMPENSATION

					Nominating
					and Corporate
Director and	Cash	Stock	Compensation	Audit	Governance		2009 Cash	Total	Total
Committee	Retainer	Awards(1)	Committee	Committee	Committee	Lead	Only	2009	2008
Assignments	($)	($)	($)	($)	($)	Director	($)	($)	($)
William Brophey	$30,000	$33,840	$5,000	$12,500	$5,000	—	$52,500	$86,340	$68,172
Chair: Nom./Corp. Gov. Member: Audit, Compensation
Penelope Kyle	$30,000	$33,840	$5,000	—	$2,500	—	$37,500	$71,340	$69,907
Member: Nom/Corp. Gov. Compensation
David Roberts, Lead Director	$30,000	$33,840	$10,000	—	$2,500	$15,000	$57,500	$91,340	$73,574
Chair: Compensation Member: Nom/Corp. Gov.
Scott Tabakin	$30,000	$33,840	$5,000	$12,500	$2,500	—	$50,000	$83,840	$70,853
Member: Audit Compensation Nom/Corp. Gov.
James Voss	$30,000	$33,840	$5,000	$25,000	$2,500	—	$62,500	$96,340	$73,172
Chair: Audit Member: Nom/Corp. Gov. Compensation

(1)	Based on the NASDAQ’s closing price of the Company’s common stock on December 31, 2008.
Nominees for Election to Three-year Terms Expiring in 2012
Steve Fredrickson. Prior to co-founding the Company in 1996, Mr. Fredrickson was Vice President of Household Recovery Services’ (“HRSC”) Portfolio Services Group from late 1993 until February 1996. At HRSC Mr. Fredrickson was ultimately responsible for HRSC’s portfolio sale and purchase programs, finance and accounting, and other functional areas. Prior to joining HRSC, Mr. Fredrickson spent five years with Household Commercial Financial Services where he managed a national commercial real estate workout team. He also was employed for five years as a member of the FDIC workout department of Continental Bank of Chicago, specializing in corporate and real estate workouts. He received a Bachelor’s degree from the University of Denver and an M.B.A. degree from the University of Illinois. He is a past board member of the American Asset Buyers Association.
Penelope W. Kyle. Ms. Kyle was appointed as a Director in 2005. She currently serves as President of Radford University. Prior to her appointment as President of Radford University in 2005, Ms. Kyle was the Executive Director of the Virginia Lottery, where she served for ten years under three Virginia Governors. Earlier in her career, Kyle worked as an attorney in a prominent Richmond, Virginia law firm. She was later employed at CSX Corporation, where, during a 13-year career she became the company’s first female officer and a vice president in the finance department. Ms. Kyle also has prior service as a director and chairman of the audit committee of a publicly traded company.

She received her M.B.A. degree from the College of William and Mary, and her law degree from the University of Virginia.
Directors Continuing in Office — Terms Expiring in 2010
William P. Brophey. Mr. Brophey was appointed as a Director in 2002. Mr. Brophey has more than 35 years of experience as President and Chief Executive Officer and member of the Board of Directors of an automotive product and service retailer, Brad Ragan, Inc., a 75% owned public subsidiary of Goodyear Tire and Rubber Company. Mr. Brophey served as Vice President of original equipment tire sales worldwide at Goodyear. From 1998 until his retirement in 2000, he served as President and Chief Executive Officer and Vice Chairman of the board of directors of Brad Ragan, Inc. Throughout his career, he held numerous field and corporate positions at Goodyear in the areas of wholesale, retail, credit, and sales and marketing, including the position of General Marketing Manager for commercial tire products. Mr. Brophey holds a business degree from Ohio Valley College and attended advanced management programs at Kent State University, Northwestern University, Morehouse College and Columbia University.
David N. Roberts. Mr. Roberts has been a Director since the Company’s formation in 1996. Mr. Roberts is a Senior Managing Director of Angelo, Gordon & Co., a leading alternative investment money management firm. He joined Angelo, Gordon in 1993 and is a member of the firm’s six-person executive committee. Mr. Roberts manages the firm’s private equity and special situations area and was the founder of the firm’s opportunistic real estate area. Mr. Roberts has invested in a wide variety of companies and special situations, including companies in the business services, healthcare services and financial services industries. Previously, he was a principal at Gordon Investment Corporation, a Canadian merchant bank, where he participated in a wide variety of principal transactions. Prior to that he worked in the Corporate Finance Department at L.F. Rothschild where he specialized in mergers and acquisitions. Mr. Roberts holds a B.S. degree from The Wharton School of the University of Pennsylvania.
Directors Continuing in Office — Terms Expiring in 2011
James M. Voss. Mr. Voss was appointed as a Director in 2002. Mr. Voss has more than 35 years of prior experience as a senior finance executive. He currently heads Voss Consulting, Inc., serving as a consultant to community banks regarding policy, organization, credit risk management and strategic planning. From 1992 through 1998, he was the executive vice president and chief credit officer of First Midwest Bank. He served in a variety of senior executive roles during his 24 year career (1965-1989) with Continental Bank of Chicago, and was Chief Financial Officer at Allied Products Corporation (1990-1991), a publicly traded (NYSE) diversified manufacturer. Currently, he serves on the board of Elgin State Bank. Mr. Voss holds both an MBA and Bachelor’s Degree from Northwestern University.
Scott M. Tabakin. Mr. Tabakin was appointed as a Director in 2004. He currently serves as Executive Vice President and Chief Financial Officer of Bravo Health, Inc., a privately owned Medicare managed health-care company. From November 2003 until July 2006, Mr. Tabakin was an independent financial consultant. Mr. Tabakin has more than 20 years of public company experience, having served as Executive Vice President and Chief Financial Officer of AMERIGROUP Corporation, a managed health-care company, from May 2001 until October 2003. Prior to May 2001 Mr. Tabakin was Executive Vice President and CFO of Beverly Enterprises, Inc., at that time, the nation’s largest provider of long-term health care. Earlier in his career, Mr. Tabakin was an executive with the accounting firm of Ernst & Young. He is a certified public accountant and received a Bachelor’s Degree in Accounting from the University of Illinois.

PROPOSAL ONE: ELECTION OF DIRECTORS
The Board is classified, and consists of six members in three classes. Each Director serves a three year term. One class of Directors is elected at each annual meeting of shareholders. The names of two Directors, Steve Fredrickson and Penelope Kyle, will be placed on the ballot for election to the Board. If elected, they will hold office for three-years, with terms expiring on the date of the 2012 annual meeting, or until their successors are elected and qualified. Mr. Fredrickson serves as Chairman of the Board of Directors and is the CEO of the Company. Ms. Kyle currently serves on the Nominating and Corporate Governance Committee and the Compensation Committee. She has been determined to be an independent director in accordance with the NASDAQ listing standards. Both nominees have consented to be named as nominees for election in this Proxy Statement and to serve if elected. Proxies will be voted for the election of the above two nominees for re-election to the Board. However, if for any reason either nominee is unable to serve (which is not anticipated), the shares represented by all valid proxies will be voted for the election of such other person as the Board may nominate at the Annual Meeting.
Under Delaware General Corporate Law, an abstaining vote is not deemed a “vote cast” or represented by proxy. As a result, abstentions are not included in the tabulation of the results on the election of Directors, and therefore do not have the effect of votes in opposition. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions.
Nominees for Director who receive the affirmative votes of a plurality of the common shares represented and voting in person or by proxy at the Annual Meeting will be elected. However, in an uncontested election, any nominee for election as Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly offer his or her resignation following certification of the shareholder vote. The Nominating and Corporate Governance Committee shall consider the resignation offer and recommend to the Board whether to accept it, after determining whether or not the interests of the Company and its shareholders would be best served by accepting or rejecting the candidate’s tendered resignation. Any Director who tenders his or her resignation pursuant to this provision shall not participate in any committee deliberations or Board action regarding whether to accept the resignation offer. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and state the reasons for rejecting the resignation offer, if applicable) in a press release to be disseminated in the manner that the Company’s press releases are typically distributed.
The Board of Directors unanimously recommends a vote “FOR” the nominees named above.
2010 Shareholder Proposals and Director Nominations. A shareholder proposal may be considered for inclusion in the Company’s proxy statement for the 2010 annual meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”). A shareholder wishing to nominate a Director candidate must be an owner of the Company’s stock who meets the eligibility standards under Rule 14a-8 for submitting such a proposal, must have owned the Company’s common stock for at least one year, must continue to own the stock through the date of the 2010 annual meeting and must attend the 2010 annual meeting in person. The Company’s By-laws and Certificate of Incorporation provide that any shareholder of record entitled to vote at an annual meeting who intends to make a nomination for Director must notify the Corporate Secretary in writing not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting. The notice must meet other requirements contained in the Company’s By-laws and Certificate of Incorporation, copies of which are available on the Investor Relations page on the Company’s website at www.portfoliorecovery.com. Copies of such documents can also be obtained from the Corporate Secretary at the address set forth herein, or from the SEC. All shareholder proposals must be received at the Company’s headquarters on or before December 15, 2009. Any proposals submitted thereafter will be opposed as not having been timely filed. The Nominating and Corporate Governance Committee will consider any qualified nominees for Board membership timely submitted by shareholders. The candidate’s name and a detailed background of the candidate’s qualifications must be sent to the attention of the Corporate Secretary, and should include the candidate’s principal occupations or employment held over the past five years, and a written statement from the candidate indicating his or her willingness to serve if elected. Generally, candidates for the position of director must be highly qualified and should have broad training and experience in their chosen fields. They should also represent the interests of all shareholders and not those of any special interest group.

The Nominating and Corporate Governance Committee will evaluate any shareholder recommendations. If after reviewing the materials submitted by shareholders concerning a candidate, the Nominating and Corporate Governance Committee believes that the candidate merits additional consideration, an interview of the candidate will be conducted and appropriate reference checks will be obtained. The Nominating and Corporate Governance Committee will determine whether to recommend to the Board that the candidate’s name be placed on the ballot at the next annual meeting, based upon the candidate’s skills, ability, perceived commitment, ability to devote sufficient time to carry out the duties and responsibilities of a director, the candidate’s relevant experience in relation to the capabilities already present on the Board, and such other factors as the Nominating and Corporate Governance Committee may deem to be in the best interests of the Company and its shareholders.
The Company did not receive any recommendations from shareholders of potential director candidates for consideration at the 2009 Annual Meeting.
Code of Business Conduct and Ethics. The Company has adopted a Code of Business Conduct and Ethics which applies to all officers, employees and Directors, including its CEO and CFO. The Code of Business Conduct and Ethics addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and use of corporate assets, compliance with laws and the reporting of illegal or unethical behavior. A copy of the Code of Business Conduct and Ethics, and the Company’s corporate governance principles, are posted on the Investor Relations page of the Company’s website at www.portfoliorecovery.com. Shareholders may also obtain a copy of the Code of Business Conduct and Ethics by sending a written request to the Corporate Secretary. The Company will disclose all amendments to the Code of Business Conduct and Ethics, as well as any waivers thereof, on its website to the extent permissible by the rules and regulations of the SEC and NASDAQ. On an annual basis, each Director and each NEO is obligated to complete a Directors’ and Officers’ Questionnaire which requires disclosure of any transactions with the Company in which the Director or NEO, or any member of his or her immediate family, may have a direct or indirect material interest. The Company also has established and published a confidential telephone hot line for the reporting of suspected policy violations, fraud, embezzlement, and other criminal and/or unethical activities concerning the Company’s accounting practices, auditing and reporting of financial results. This number is operational 24 hours a day, seven days a week.
Any employee who has a concern about the Company’s ethical conduct, accounting, internal controls or auditing matters may anonymously communicate those concerns directly to the Chairman of the Audit Committee via the telephone hot line. All such communications are entirely confidential, and may be reported to an independently maintained toll-free phone number which is posted in prominent places at all Company work sites, and also on the Company’s intranet. All such communications are promptly reviewed by the Chairman of the Audit Committee and addressed by the Company’s General Counsel or other corporate executives, as appropriate. Moreover, each quarter the Company’s Office of General Counsel asks its Directors, as well as more than fifty (50) of the Company’s senior employees, from all aspects of its businesses, to certify that they are not aware of any fraudulent or illegal activities committed by or on behalf of the Company.
Compensation Discussion and Analysis
Overview
The Compensation Committee is responsible for establishing, implementing and monitoring the administration of compensation and benefits programs in accordance with its compensation philosophy. The Committee seeks to establish a total compensation package for the Company’s executives that is fair, reasonable, and competitive. The Company’s compensation package includes base salary, annual cash incentive compensation in the form of bonuses, long-term equity-based incentive compensation, benefits and certain perquisites. The types of compensation and benefits paid to the Company’s executives are the same as those provided to other employees and officers of the Company.

Philosophy
The following philosophy guides the compensation decisions concerning the Company’s senior management team, including its NEO’s.
1.	Executive compensation should be linked, directly and materially, to the Company’s overall performance and each executive’s individual performance, and should reward past performance and motivate future performance.
The Company’s executive compensation package is based on a motivational pay for performance standard, and includes a combination of base pay and incentives that are appropriate in the relevant marketplace, and are risk-based in relation to the individual’s performance and the Company’s performance. Through its practice of granting equity awards, the compensation program also promotes and rewards an executive’s tenure and longevity with the Company, as well as the executive’s role in the Company’s overall financial performance. The Company’s historical philosophy has been to establish a base salary structure that is relatively low, when compared to its peer group, and to provide additional compensation through bonus and equity performance incentives. The Company’s financial performance for the year is the principal consideration regarding the overall funding level of the executive target cash bonus pool. The target bonus pool is determined at the beginning of each year based on budgeted net income; however, the Compensation Committee may adjust all elements of compensation, including the target bonus pool and the individual bonus amounts awarded, based on corporate and individual performance, both financial and non-financial. When corporate performance is strong, the Compensation Committee generally approves higher bonuses and equity compensation than it does when corporate performance is weaker.
2.	Executive Compensation should assist the Company in attracting and retaining high quality talent, and should be reasonable in comparison to like positions in like companies.
The Compensation Committee ensures that the Company’s executive compensation packages include a combination of base pay and incentives that are appropriate in the relevant marketplace. In accordance with its charter, the Compensation Committee retained a consultant in 2008 to assist it in the performance of its duties, including the evaluation of executive compensation levels and programs. The Committee engaged FW Cook to serve in this capacity. FW Cook provided assistance to the Committee with respect to the Company’s executive compensation programs, executive pay levels and other compensation issues. FW Cook’s assessment included the following:
•	A review and analysis of the components of compensation (including a comparison of each element of executive compensation to external market rates), in order to determine the competitiveness of its executive compensation relative to that of its peers (the “Compensation Peer Group”),

•	Recommendations for changes in the Company’s compensation structure, to assist the Company in attracting, motivating and retaining key senior level executives, and

•	Advice concerning the implementation and design of the Company’s Long Term Incentive Program (“LTI Program”).
The seventeen-company peer group selected by FW Cook (“Compensation Peer Group”) consists of business services companies which were selected based on certain metrics, including revenue, net income and market capitalization, which are comparable to those of the Company. The Compensation Committee reviews the compensation data for each position in the Company’s senior management team, including each individual NEO, compared to the compensation of executives in similar positions with similar responsibility levels in the Compensation Peer Group by pay type (including base salary, annual incentive and long-term incentives).

The Company uses benchmarks of its executive compensation against the Compensation Peer Group to enhance its ability to remain competitive in attracting and retaining executives. In its review of the 2008 compensation of the NEOs, the Committee primarily reviewed the compensation practices of the following Compensation Peer Group:
Compensation Peer Group*

Advanta Asset Acceptance Capital Corp Asta Funding, Inc Costar Group Dealer Track Holdings Dollar Financial Encore Capital Group, Inc. EPIQ Systems EZCORP	Financial Federal First Marblehead Huron Consulting Group Navigant Consulting Ocwen Financial QC Holdings World Acceptance Corp. Wright Express Corp

*	The Compensation Peer Group differs from the peer group in the stock performance graph which is included in the Company’s 2008 Annual Report, as it includes additional peer companies for salary comparison purposes.
The FW Cook analysis included an indication of the Company’s top eleven executives’ total compensation as compared to the same or similar positions in the market from which the Company would be likely to recruit job candidates. The peer group analysis revealed that in aggregate, the Company’s executives’ base pay was lower than the median of comparable positions in the Compensation Peer Group, and was, on average, 70%-73% of comparable positions in the Compensation Peer Group. The low ranking relative to the peer data is indicative of the Company’s historical practice of paying relatively smaller base salaries and relatively larger cash bonuses. Total cash compensation for the Company’s executives, which includes base salary plus cash bonus, was approximately 15% above that of the Compensation Peer Group, using 2007 compensation data as a comparator. The base pay and total cash compensation of the CEO and General Counsel were found to have the greatest negative disparity, relative to available peer data. In order to attract and maintain the highest level of talent, it was recommended that the Company’s executives’ total cash compensation should be increased, in some cases, to an amount that was closer to the median level of the Compensation Peer Group, and in other cases, the allocation of the salary and bonus components were adjusted.
3.	Executive compensation should be linked to shareholder returns. Equity awards should be based on multi-year performance goals.
In 2008, the Company employed two forms of equity incentives granted under the Amended Plan: performance awards and long term incentive (“LTI”) awards. These equity incentives ensure that the Company’s executives are properly focused on long-term shareholder value. The LTI performance targets are designed to provide executives with the potential to earn additional shares of the Company’s stock and provide them with specific challenging financial goals which are tied to shareholder value. Target grant values were set based on cumulative three year earnings per share (“EPS”) and return on invested capital (“ROIC”)for awards made in 2007 and 2008. As a result of the performance to date under each of the 2007 and 2008 plans, the Company has determined it is likely that the minimum performance levels will not be achieved for either LTI Plan, and as a result no amounts are currently accrued under either Plan. The targets for the 2009 LTI Program are based on EPS, total shareholder return (“TSR”) relative to the Compensation Peer Group data, and ROE. The specific targets are shown on pages 22-23 of this Proxy Statement. In order to further align executives’ interests with those of the Company’s shareholders and assure that management focuses on the appropriate long-term initiatives designed to increase shareholder value, the Compensation Committee has established stock ownership guidelines for its key executives. Ownership by executive officers of equity in the Company serves to align their interests with those of the Company’s shareholders and demonstrates to the investing public and all of the Company’s other employees, senior management’s commitment to the Company. The Company’s targeted executive stockholdings policy establishes for each executive officer, as well as other executives and managers in key leadership roles, individual equity ownership goals which are to be achieved within a specified time frame. Each executive officer’s employment agreement provides that in the event that the targeted equity goals are not achieved within the required time frame, the annual bonus may be paid in nonvested stock, rather than in cash, until such targets are met.

The specific share requirements for each executive officer are based on a multiple of annual base pay, and only include shares that are beneficially owned, directly or indirectly, but do not include shares that have been granted but have not yet vested. In order to permit consistent long term planning by an executive, once established, these targets are not reset, except in the event of a significant promotion of an executive.
Each year, prior to the payment of any annual cash bonus, the Company’s CEO is required to provide a report to the Compensation Committee detailing the status of stockholding for each executive officer. This report includes the executive officer’s base compensation, total compensation, anticipated bonus, targeted stockholdings, actual stockholdings, increased or decreased actual stockholdings during the prior year, and the amount of both awarded and vested options and/or nonvested shares. As of March 20, 2009, each of the Company’s NEO’s had exceeded their stock ownership targets.
The matrix below details the equity ownership targets established for the executives listed in the Summary Compensation Table and their actual stockholdings as of March 20, 2009.
Targeted Levels of Executive Stockholdings

Name	Minimum Targeted Stockholdings	Actual Stockholdings
Steve Fredrickson *	115,000	209,964
Kevin Stevenson *	50,000	64,037
Craig Grube *	28,500	43,273
Judith Scott *	10,000	13,911
Michael Petit	12,500	11,641
Kent McCammon	12,500	4,707

*	NEO’s
Components of Executive Compensation
The executive compensation program consists of three components: base salary, annual bonus compensation in the form of cash bonuses, and long-term equity-based incentive compensation in the form of nonvested shares and LTI stock awards. The Company pays base salary and annual bonus compensation in cash. Equity-based incentive compensation awards are paid in the form of shares of the Company’s common stock, to align the executive’s interests with those of the shareholders, to increase the executive’s ownership in the Company, and to expedite achievement of the Company’s executive stock ownership targets. Except for base pay, executive compensation is “at risk” and varies based on the performance of the Company and on individual, departmental and Company performance. Company performance is evaluated from a variety of perspectives, including absolute performance, performance relative to the Company’s peers; return measures including total shareholder return relative to its peers and return on equity, and earnings per share.
1.	Base Pay. The objectives of base pay are to provide salaries at levels that allow the Company to attract and retain highly qualified executives, and to recognize and reward their individual performance and experience. Historically, base pay has been comparatively low, and has been augmented through bonus and equity performance incentives. When determining base salaries the Company considers, among other factors, market data provided by an external compensation consultant, as well as the interest of the Company in retaining the executive, the executive’s previous experience, scope of responsibility and future potential. Base pay is set at approximately the 25th percentile of base salaries of like positions of companies in the Company’s Compensation Peer Group. Pursuant to the executive employment agreements, executives who continue employment with the Company receive a minimum annual increase of 4% over their previous years’ base pay. Any additional increase in an executive’s base pay is based on a change in an executive’s responsibilities or an adjustment based on competitive market data.

2.	Bonus. Each year, a cash target bonus pool is established for each business unit. The amount of the overall target bonus pool and the target bonus for each executive included in the bonus pool are communicated to the executives responsible for each business unit, along with the performance goals for the executive and the business unit.

From this bonus pool the Company pays annual cash bonuses to the Company’s executive officers upon the direction of the Compensation Committee. Bonus amounts are based on an evaluation of each executive’s prior year performance, an assessment of the executive’s individual performance compared to the operational and strategic goals and objectives established for the executive at the beginning of the year, the Compensation Committee’s assessment of the overall performance of the Company and the executive’s business unit’s performance in achieving the financial and other performance goals established for the Company and the executive’s business unit. If the results of operations meet or exceed net profitability goals, the amount of an executive’s bonus may be increased at the discretion of the Compensation Committee, and if the results of operations for the year are not positive, or do not achieve net profitability goals, the Compensation Committee may determine whether or not a bonus will be awarded at all. The actual percentage of the target bonus awarded to an executive who manages a specific business unit of the Company depends principally on that business unit’s contributions toward the achievement of the Company’s financial targets. Because the CEO has a broad role with final accountability for the Company’s overall financial results, the Compensation Committee, acting in executive session, generally sets his individual target bonus higher than that of the other officers of the Company.
3.	Equity Incentives. The Company utilizes long-term equity incentive awards based on individual performance and challenging multi-year cumulative corporate performance goals to motivate outstanding performance, provide executives with the potential to earn additional shares of the Company’s stock, provide them with specific financial goals that are tied to shareholder value and encourage and reward employment tenure. The Company’s current equity compensation programs consist of the award of nonvested shares of the Company’s common stock to key employees pursuant to the Amended Plan and performance-based long term equity incentive programs (“LTI Programs”), adopted pursuant to the Amended Plan, in 2007, 2008 and 2009. Participation in the LTI Programs is limited to executives who are in a position to have a significant impact on the achievement of the Company’s financial goals and who provide the long-term strategic leadership necessary to accomplish financial goals. In order to receive an equity award, the executive must be a full-time employee as of the award date. Any shares so earned (“LTI Shares”) will be awarded in fully paid shares of the Common Stock of the Company. If the goals specified for achievement of the LTI shares are not met or exceeded, the awarded shares do not vest. The goals are designed to encourage the achievement of strong and sustained financial performance.

(a)	2007 and 2008 LTI Programs. In accordance with the 2007 and 2008 LTI Programs, certain executives of the Company were granted performance-based nonvested stock awards (“LTI Shares”). Vesting of the 2007 and 2008 LTI Shares is conditioned upon the Company’s achievement of both a targeted percentage Return on Invested Capital (“Target ROIC”) and EPS target for the three year performance period ending December 31, 2009 and 2010, respectively (“Target EPS”), and any shares earned will be awarded in the first quarter of 2010 and 2011, respectively. EPS is computed after taking into consideration the costs of the LTI Program. The 2007 and 2008 LTI Programs provide that 100% of the LTI Shares will be awarded if the Company achieves both the Target ROIC and Target EPS; however, if the Company’s ROIC is less than 13.5% during the three year performance period (“Target ROIC”), no LTI Shares will vest or be awarded. If the Target ROIC is met, the number of shares awarded could range from 0% to 200% of the targeted LTI Shares, depending on the actual EPS, determined in accordance with the table below.

3 Year Aggregated Diluted EPS ($)				Percentage of LTI Shares
2007 LTI Program		2008 LTI Program		to be Awarded (%)
	$10.09 - $10.36		$11.34 - $11.92	Zero
	$10.37 - $10.85		$11.93 - $12.52	50
	$10.86 - $11.25		$12.53 - $13.05	100
	$11.26 - $12.09		$13.06 - $13.60	150
>	$12.09	>	$13.60	200
Based on the Company’s financial results for 2007 and 2008, the Company has determined that it appears likely that neither the 2007 nor the 2008 LTI Programs will result in an award of LTI Shares. As of December 31, 2008, the Company has reversed all amounts previously accrued for the 2007 and 2008 LTI Plans.

(b)	2009 LTI Program. The 2009 LTI program’s performance criteria (“Performance Criteria”) are (1) the extent to which the Company achieves its EPS, as stated in the Company’s annual reports filed with the SEC, with respect to fiscal year 2009 (the “EPS Performance Period”); (2) the extent to which the Company achieves its target Return on Shareholders’ Equity (“ROE”), over a three year performance period beginning on January 1, 2009 and ending on December 31, 2011 (the “ROE/TSR Performance Period”) and (3) TSR relative to the Compensation Peer Group during the ROE/TSR Performance Period. The extent to which any 2009 LTI Program Shares may be awarded is based upon the extent to which either or all of the Performance Criteria are met. A number of Performance Shares, ranging from zero to 200% of the target shares, will be awarded based upon the extent to which the Company achieves the Performance Criteria. One-third of the shares earned, if any, for the EPS goal during the EPS Performance Period, will be awarded on December 31, 2010, and the remainder, if any, will be awarded on December 31, 2011. All of the ROE and Relative TSR Performance Shares earned, if any, will be awarded on or before March 31, 2012. In every case, the three Performance Criteria are computed after taking into consideration the costs of the LTI Program. The 2009 LTI Program is a self-funding program.

(i) EPS. One third of the LTI Shares will be determined as of December 31, 2009, based upon the Company’s achievement of the following EPS targets over the EPS Performance Period. Any LTI Shares earned will vest over two years, with one third of the shares awarded as of December 31, 2010, and the remainder awarded on December 31, 2011. To the extent EPS falls between any of the threshold amounts indicated in the table below, the number of Performance Shares awarded will be determined by the Compensation Committee based on an interpolation between the EPS ranges.

EPS Value	Target Shares Earned (%)
Less than $3.20	Zero
$3.20	50
$3.35	100
$3.60	150
$3.85	200
(ii) 2009-2011 ROE. One third of the Performance Shares will be determined as of December 31, 2011, based upon the Company’s achievement of a three year annualized ROE goal over the ROE/TSR Performance Period. To the extent that actual ROE falls between any of the threshold amounts indicated in the table below, the number of Performance Shares awarded will be determined by the Compensation Committee based on an interpolation between the ROE ranges in the table below.

Value	Target Shares Earned (%)
Less than 15.0%	Zero
15.0%	50
16.5%	100
19.5%	150
21.0% or more	200
(iii) 2009-2011 Relative TSR. One third of the Performance Shares will be determined as of December 31, 2011 based upon the Company’s achievement of relative shareholder value over the ROE/TSR Performance Period, which will be calculated by comparing one-third of the TSR of companies in the NASDAQ Global Exchange and two thirds of the TSR of the Compensation Peer Group.

To the extent that the relative TSR falls between any of the threshold amounts indicated in the table below, the number of Performance Shares awarded will be determined by the Compensation Committee based on an interpolation between the TSR ranges in the table below.

Value	Target Shares Earned (%)
Below 35th percentile	Zero
35th percentile	50
50th percentile	100
90th percentile or more	200
The Company has never back-dated or re-negotiated any equity awards. The Company has no specified policy concerning the timing of equity awards; however, the Company does not grant equity compensation awards in anticipation of the release of material nonpublic information. Similarly, the Company does not time the release of material nonpublic information based on equity award grant dates. The Company did not grant any stock option awards in 2008.
Components of Compensation
Summary

Principal Objectives	Features
Base Pay

•To attract executive talent in the markets in which the Company competes

•Recognizes and rewards the experience and skills that employees bring to the Company

•Provides motivation for career development and enhancement.
•Ensures that all employees receive a basic level of compensation
•Initially established based on employees’ prior experience and anticipated contribution, the scope of their responsibilities and the applicable market compensation paid by other companies for similar positions

•Fixed annual cash payments, benchmarked against market data and reviewed annually after employment

•Not dependent upon the Company’s achievement of its performance goals
Bonus

•Provides pay differentiation based on performance

•Rewards superior performance

•Provides incentives to executives to meet or exceed profitability targets

•Rewards those most accountable for long-term financial performance
•Financial and non-financial goals are approved annually by the Board

•Target bonus amounts are established annually

•Minimum target management bonuses for the executive officers range from 50% to 80% of base salary*

•Bonuses are paid in cash in January for the prior year’s performance
Long-term Equity Incentives

•Attracts and retains talented employees

•Aligns executives’ interests with those of the Company’s shareholders

•Promotes long-term accountability

•Motivates outstanding performance

•Rewards employment longevity

•Provides significant equity to those most accountable for long-term financial performance
•Consists of nonvested shares of the Company’s stock, including performance-based shares

•Performance-based shares vest only upon the Company’s achievement of specified three year targets. Nonvested shares generally vest 20% per year over a five year period.

•Award decisions reflect consideration of each executive’s performance and expected contributions to overall financial results

*	A minimum target management bonus, is set forth in each executive’s employment agreement. The target bonus is paid if the results of operations for the year achieve the net profitability goals and the executive’s performance is determined to have met expectations. If the results of operations for the year exceed net profitability goals and the executive’s performance is determined to have exceeded expectations, the amount of the management bonus may be increased in recognition of the degree to which results exceeded such goals, and the degree to which the executive contributed to the Company’s superior performance. If the results of operations fail to achieve net profitability goals or the executive’s performance is determined not to have met expectations, then the amount, if any of the management bonus will be within the discretion of the Compensation Committee, giving reasonable consideration to any intervening or extraordinary events or circumstances that might have given rise to such shortfall. The executive bonus structure was modified in the 2009-2011 executive employment agreements which were entered into in November 2008, as described below.
2009-2011 Executive Employment Agreements. The Company entered into new three-year employment agreements with its key executives in November 2008, which became effective as of January 1, 2009 and terminate on December 31, 2011, unless sooner terminated pursuant to their terms (the “New Agreements”). The New Agreements supersede the prior executive employment agreements which expired on December 31, 2008. The New Agreements provide for payments to the executives during periods of disability and to their beneficiaries in the event of their death, and for severance payments upon the involuntary termination of the employment without Cause (as that term is defined in the Employment Agreements). Receipt of severance payments is conditioned upon the execution of a general release in a form approved by the Company. In the case of a termination for Cause, no severance payments will be made. Each executive agreed, during the term of their employment and for a period of time following their termination, to specified non-compete and non-solicitation provisions. The New Agreements provide for an annual bifurcated cash bonus payout, based on individual and financial performance. The amount of the individual portion of the annual cash bonus will be determined based upon the executive’s performance during the prior operating year, compared to such goals as are set forth in the business plan for that year as approved by the Board (the “Business Plan”). The individual portion of the cash bonus will be paid if the executive’s personal performance is in conformance with Company policy and with the Executive’s past levels of performance, and if Employee has met the performance expectations of the Compensation Committee. The financial achievement bonus will be paid if, and to the extent that the results of operations achieve the net profitability goals for the year specified in the approved Business Plan. If (i) the results of operations for the year exceed the net profitability goals of the approved Business Plan and (ii) the executive’s performance is determined to have exceeded expectations, the amount of the Cash Bonus may be increased in recognition of the degree to which results exceeded such goals, and the degree to which the executive contributed to the Company’s superior performance results as determined in the sole discretion of the Compensation Committee. If (i) the results of operations for the year fail to achieve net profitability goals specified in the approved Business Plan or (ii) the executive’s performance is determined not to have met expectations, then the amount, if any of the Cash Bonus shall be within the absolute discretion of the Committee, provided that the Committee can give reasonable consideration to any intervening or extraordinary events or circumstances that might have given rise to such shortfall. Further, if pursuant to the Company’s senior executive target equity ownership policies, the Employee’s targeted equity ownership levels have not been met, the Cash Bonus may be paid, in whole or in part, in shares of the Company’s common stock.
Perquisites. The Company ensures that its executive officers are paid fairly and that it has a uniform set of benefits and perquisites all of which apply to all employees equally. Accordingly, the Company’s executives are provided no Company paid or reimbursed unique perquisites which are not offered to other employees. It is the philosophy of the Company that each executive, including the Company’s CEO and CFO may determine, within the limits of his or her own compensation, whether or not to personally purchase non-reimbursable luxury travel, private flights, housing, security systems, car service, club memberships, financial planning services, or other such goods and services, including those which are sometimes provided as executive perquisites by other companies, but not offered by the Company. This is consistent with the Company’s general operating principles.
Other than the standard employee benefits, such as health, dental, life, hospitalization, surgical, major medical and disability insurance, participation in its 401(k) plan, paid time off, and other similar Company-wide benefits which may be in effect from time to time for all other employees, the Company does not provide additional perquisites, personal direct or indirect benefits, or use any separate set of standards in determining the benefits for its executives.

The Company believes that its base pay and total compensation package are reasonable in the industry, and the Company has demonstrated that it is able to hire and retain talented executives without offering additional perquisites.
Pension Plans, Retirement Benefits and Nonqualified Deferred Compensation. The Company does not offer any pension or retirement plans to any of its Directors or employees, including its executive officers. The Company does not offer its employees a non-qualified defined contribution plan; however, the Company sponsors a 401(k) plan for its employees who are at least twenty-one years of age or over. This plan is a long-term savings vehicle that enables employees to make pre-tax contributions via payroll deductions, and receive tax-deferred earnings on the contributions made. Employees are eligible to make voluntary contributions to the plan of up to 100% of their compensation, subject to Internal Revenue Service limitations, after completing six months of service. Employees who were at least fifty years of age by the end of the fiscal year were also eligible to make 401(k) catch-up contributions up to a maximum of $5,000, and is increased to $5,500 in 2009. The Company makes matching cash contributions of up to 4% to each participating employee’s salary. Employees are able to direct their own investments in the Company’s 401(k) plan. The Company’s NEO’s did not make any withdrawals or receive any distributions from the Company’s 401(k) plan in 2008.
Severance Payments. The Company does not have any plans or programs under which payments to any of the executive officers are triggered by a change of control of the Company. The Summary of Severance Terms and Potential Payments Table that follows this narrative summarizes such payments and benefits. All of the executives named below executed employment agreements with the Company. The terms of each employment agreement began on January 1, 2009, and will end on December 31, 2011. Each employment agreement contains confidentiality, non-solicitation, non-competition and indemnification provisions. Each employment agreement also contains severance provisions. Severance payments are conditioned on the executive’s execution of a full release of all claims against the Company, and are payable in a lump sum after termination of employment. The Severance Agreements provide executives with certain benefits upon their involuntary termination for reasons other than for their wrongful behavior or misconduct. These provisions provide protection to the Company and to the executive related to terminations of employment that could potentially cause harm to the Company and/or the business units managed by the terminated executive. Each employment agreement provides for severance payments under involuntary termination circumstances other than death, disability or “Cause.” No severance payments were made to any NEO of the Company in 2008.
The following table shows the severance payments that would have been made to the executives listed below pursuant to the terms of their employment agreements, under various employment termination scenarios, if such termination had occurred as of December 31, 2008.

SUMMARY OF SEVERANCE TERMS AND POTENTIAL PAYMENTS

				Salary, Bonus		Options
	Constructive			and Accrued		and
	Termination	Termination	Severance	Vacation (2)(3)(4)	Benefits	Shares(5)(6)	Total
Name	Provisions	Conditions (1)	Payment	($)	($)	($)	($)
Steve Fredrickson	Yes	Constructive discharge(7),	Two years’ salary,	$1,948,077	$52,081	$375,120	$2,375,278
		non-renewal of employment	two times target
		agreement or reasons other	bonus in
		than Cause,(8)	termination year,
		death or disability	accrued vacation
and benefits for
one year

Kevin Stevenson	Yes	Constructive discharge,	Two years’ salary,	$1,318,846	$42,415	$937,800	$2,299,061
		non-renewal of employment	two times target
		agreement or reasons other	bonus in
		than Cause, death or	termination year,
		disability	accrued vacation
and benefits for
one year

Craig Grube	Yes	Constructive discharge,	Two years’ salary,	$1,345,962	$45,811	$229,240	$1,621,013
		non-renewal of employment	two times target
		agreement or reasons other	bonus in
		than Cause, death or	termination year,
		disability	accrued vacation
and benefits for
one year

Judith Scott	Yes	Constructive discharge,	One year’s salary,	$363,558	$32,778	$31,260	$427,596
		non-renewal of employment	one times target
		agreement or reasons other	bonus in
		than Cause, death or	termination year
		disability	and accrued
vacation and
benefits for one
year

Michael Petit (9)	No	Non-renewal of employment	One year’s salary,	$1,182,596	$39,044	$109,260	$1,330,900
		agreement or reasons other	one times target
		than Cause, death or	bonus in
		disability	termination year,
accrued vacation
and benefits for
one year

Kent McCammon	No	Non-renewal of employment	One year’s salary,	$1,197,154	$37,637	$0.00	$1,234,791
		agreement or reasons other	one times target
		than Cause, death or	bonus in
		disability	termination year,
accrued vacation
and benefits for
three months

(1)	In the event of their death or disability, executives or their estates will receive their base salary earned through the month of the date of their death or disability, plus a pro-rata portion of their target bonus for that year.

(2)	Based on 2008 compensation.

(3)	Assumes payment of maximum accrued vacation and bonus.

(4)	Bonus calculation is based on the greater of the target bonus in the year of Termination or the actual bonus paid for the year prior.

(5)	Options cease to be exercisable 90 days after the date of termination for reasons other than Cause. No options may be exercised and no non-vested shares may be granted upon termination for Cause.

(6)	Represents total equity compensation that would be realized upon termination, including all vested options and all options and non-vested shares vesting within 60 days of termination, based upon NASDAQ’s closing price of the Company’s common stock on December 31, 2008.

(7)	“Constructive Discharge” is defined as the election of the employee to terminate his or her employment due to the removal of employee from, or a failure of employee to continue in his or her current position, any material diminution in the nature or scope of the authorities, powers, functions, duties or responsibilities attached to such position, the relocation of the Company’s principal executive offices to a location more than 50 miles from Norfolk, Virginia, and employee does not agree to such changes, or the material breach by the Company of the employee’s employment agreement.

(8)	“Cause” is defined as: (A) conviction, or plea of guilty or nolo contendere to, a felony; (B) engaging in willful misconduct that is economically injurious to the Company or its subsidiaries, or the embezzlement of funds or misappropriation of other property of the Company or any subsidiary); (C) material violation of the Company’s written policies and procedures (including gross and continued failure to satisfy written directives or performance material), insubordination; or (D) fraudulent conduct as regards the Company, which results either in personal enrichment to employee or material injury to the Company or its subsidiaries.

(9)	The Company was entitled to extend Mr. Petit’s non-competition/non-solicitation period for an additional year by paying additional severance compensation equal to one year’s salary. In this scenario, Mr. Petit’s total severance payment would have been $1,710,900.
Other Benefits. The Company’s executive officers are required by policy to submit to regular comprehensive physical examinations at the Company’s expense, at a cost of up to approximately $5,000 each.
The following table identifies the Company’s benefit plans and identifies employees who may be eligible to participate:

Benefit Plan	Executive Officers	All Full Time Employees
401(k) Plan	X	X
Medical/Dental/Vision Plans	X	X
Life and Disability Insurance	X	X
Legal Resources Assistance	X	X
Employee Assistance Plan	X	X
Defined Benefit Pension Plan	Not Offered	Not Offered
Deferred Compensation Plan	Not Offered	Not Offered

The Company has never made a loan to any of its executive officers or Directors.
Setting 2008 Executive Compensation
The Roles of the Compensation Committee and Management. The Compensation Committee administers the compensation program for the Company’s NEO’s and other key executives, applying the principles and philosophy stated above. The Committee is supported by its compensation consultant, the CEO and the Human Resources Department of the Company. The Committee considers executive pay data provided by its compensation consultant (including peer group comparables) and considers the recommendations of the CEO with respect to the compensation of each executive officer other than himself. The CEO’s recommendations to the Compensation Committee detail, with respect to each executive, a proposed total compensation package for the fiscal year, including any recommended adjustments in base salary, annual cash bonus as a percentage of target, and proposed equity awards, if any.
In 2008 the Compensation Committee engaged FW Cook as its compensation consultant, to provide research, assistance, analysis and recommendations pertaining to total executive compensation. In connection with its work for the Committee, FW Cook attended Committee meetings and related meetings with management. FW Cook compared the Company’s executive compensation to that of the Compensation Peer Group, and to compensation data from industry surveys, and provided a detailed report of its findings to the Compensation Committee. Using the data and analysis presented in the FW Cook report, the Compensation Committee set guidelines for total compensation and the mix of compensation elements for the Company’s executives. Base salaries were targeted at approximately the average of the 25th percentile of like positions in the Company’s Compensation Peer Group, with adjustments made based on factors including the executive’s likely future contributions, market competition, individual productivity and retention goals. The CEO provides input to the Compensation Committee with respect to these factors, along with his views on the responsibilities and relative contribution of each executive, other than himself, their likely future contribution and the extent to which the Company would have to be more or less competitive to retain and motivate the executive. The CEO also provides to the Committee his assessment of each executive’s performance during the prior year, the extent to which individual and departmental goals established for the executive were met, and the CEO’s recommendations with respect to each executive’s proposed total compensation package for the year, including any recommended adjustments in base salary, annual cash bonus as a percentage of target and equity awards, if any. Although the Committee considers the CEO’s recommendations, the Compensation Committee independently evaluates the recommendations and makes all final compensation decisions in executive session, within the parameters of its compensation philosophy.
The Compensation Committee considered the recommendations of FW Cook in the process of allocating the mix of total compensation among each element of compensation, to provide the right balance of short-term and long-term compensation. The compensation of executives who have the greatest ability to influence the Company’s financial performance is predominately performance-based and at risk, which is consistent with the overall compensation philosophy. Base salaries are set at roughly the average salaries of the 25th percentile of the Compensation Peer Group, with the opportunity to earn total cash compensation (base salary, plus cash bonus) at the average of the 50th to 75th percentile of the Compensation Peer Group with the addition of fully earned bonus compensation. However, the total direct executive compensation is targeted to approximately the median of the Compensation Peer Group with the addition of fully earned bonus compensation and performance based equity incentives. In 2008, difficult economic conditions caused the Company to experience a 6% decrease in net income from the prior year.

In making its year-end compensation decisions, the Committee noted that while overall, the Company performed comparatively well, considering the state of the economy, and on a relative basis in comparison to the industry as a whole, the Company’s 2008 financial results did not meet its performance targets. Because of the emphasis placed by the Company on the performance-based elements of executive compensation, the Company’s failure to meet its financial targets in 2008 resulted in a 15% reduction in the total 2008 target bonus pool by the Compensation Committee, roughly equivalent to the percentage by which the Company’s performance targets were missed. The NEO’s bonus awards from the total cash bonus pool were in the aggregate 77% of their target bonuses, which constituted an 18% reduction in their aggregate cash bonuses from the prior year. Consequently, in 2008 the Compensation Committee approved compensation for the NEO’s at a level which was, in the aggregate, 6% lower than their total compensation (base salary, cash bonus and equity) for the prior year. Executive equity awards and cash bonuses paid in 2008 were reduced by 76.3% and 17.1% respectively. Within this framework, the terms of new three year executive employment agreements were presented and executed by the NEO’s in November 2008.
Allocation among Elements of Compensation
The Compensation Committee uses its judgment in making compensation decisions, using the framework described above, with the goal of structuring its executive compensation mix to be market competitive for each compensation element, in order to effectively respond to the evolving business environment and to attract, develop and retain exceptional talent. The CEO recommends to the Committee the mix of salary, annual incentive and long-term incentive awards that he believes an NEO should receive as total direct compensation based on job responsibilities and performance and talent assessments, while being informed by available market data. As a result, the weighting of each component can vary each year. Base salary is generally targeted at the 25th percentile of the Compensation Peer Group, and total cash compensation (salary plus bonus) is targeted to the 50th to 75th percentile of the Compensation Peer Group when fully achieved. Total direct compensation (base salary, cash bonus and equity) is targeted to the median of the Compensation Peer Group. The exact percentile may differ by individual, based on performance and other factors. In 2009, total direct compensation levels, base salaries and incentives (both annual and long term incentives) will be generally targeted at the 50th percentile of the Compensation Peer Group. However, the Compensation Committee, primarily on the recommendation of the CEO (for positions other than his), has the discretion to set total compensation above or below the targeted percentile of similar positions in the Compensation Peer Group when the value of the individual’s experience, performance and specific skill set justifies variation. The total compensation paid to the CEO, CFO and the other most highly paid executives of the Company in 2008 is shown in the Summary Compensation Table on page 29.
Total NEO compensation was allocated in 2008 as follows:

CEO Compensation	Compensation of Other Named Executive Officers
(Except CEO)

Name	Base Pay (%)	Cash Bonus (%)	Equity Awards (%) (2)	Total at Risk (%)
Steve Fredrickson(1)	45	50	5	55
Kevin Stevenson(1)	42	51	7	58
Craig Grube(1)	43	49	8	57
Judith Scott(1)	51	40	9	49
Michael J. Petit	29	56	15	71
Kent McCammon	35	65	0	65

(1)	NEO’s

(2)	Equity awards are valued based on the expense recognized for financial reporting purposes under FAS 123R. For a discussion of valuation assumptions, see the Company’s 2007 and 2008 Consolidated Financial Statements included in its 2008 Annual Report. The actual amount of compensation that will be realized at the time an award vests will depend upon the market price of the Company’s common stock on the vesting date.

Tax Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a $1 million limit on the amount that a public company may deduct for compensation paid or accrued with respect to each covered employee (i.e the Company’s CEO and the next three highest paid officers subject to SEC disclosure, other than the CFO), as of the end of the fiscal year. While the Compensation Committee is mindful of the potential impact upon the Company of Section 162(m) of the Code, it reserves the right to extend such compensation arrangements as may from time to time be necessary to retain or attract top-quality management. The Compensation Committee generally structures executive compensation arrangements so as to minimize the impact of the limitations of Section 162(m) of the Code, which includes consideration of the impact of performance-based equity awards to the Company’s Named Executive Officers. In 2008, each of the Company’s covered employees received a base salary of less than $1 million and each covered employee received other compensation that would not be limited by the $1 million threshold imposed by Section 162(m). Therefore, the entire amount of each covered employee’s compensation earned during fiscal year 2008 was deductible.
Accounting for Share-Based Compensation. Financial Accounting Standards Board Statement 123(R), “Share-Based Payments,” revised, (“FAS 123R”) requires companies to expense the fair value of employee stock options and other forms of equity compensation. Since January 1, 2002 the Company has been expensing equity based compensation under FAS 123, “Accounting for Stock-Based Compensation,” and beginning January 1, 2006 under FAS 123R. The Company has not issued stock options to its employees since its adoption of the Amended Plan in 2004. Management and the Board of Directors are united, as a matter of principal, with respect to the corporate policy of never repricing options or resetting performance standards to achieve LTI goals. The Company has never back dated stock options.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the section of this Proxy Statement entitled, “Compensation Discussion and Analysis” with management as required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. This report is provided by the following independent Directors who comprise the committee:
David Roberts, Chairman
Scott Tabakin           Penelope Kyle
James Voss            William Brophey
Compensation Summary. The following table sets forth all compensation awarded to, earned by, or paid to each of the Company’s Named Executive Officers, including its CEO, its CFO and the two other most highly compensated executives for all services rendered to the Company and its subsidiaries years ended December 31, 2008, 2007 and 2006, including equity awards. The Company offers no non-equity incentive plans, defined benefit pension plans or nonqualified deferred compensation plans.

SUMMARY COMPENSATION TABLE

						All Other
Name and			Bonus (1)	Stock Awards (2)	Option Awards(3)	Comp (4)	TOTAL
Position	Year	Base Salary ($)	$	($)	($)	($)	($)
Steve Fredrickson, CEO	2008	$400,000	$440,000	$47,254	$0	$12,300	$899,554
	2007	$364,000	$550,000	$284,914	$87,851	$11,600	$1,298,365
	2006	$350,000	$690,000	$32,163	$89,398	$8,800	$1,170,361

Kevin Stevenson, CFO	2008	$270,000	$330,000	$47,254	$0	$9,800	$657,054
	2007	$245,000	$375,000	$195,703	$48,549	$9,600	$873,852
	2006	$235,000	$460,000	$32,163	$49,404	$8,800	$785,367

Craig Grube, EVP	2008	$260,000	$300,000	$47,254	$0	$12,300	$619,554
	2007	$234,000	$400,000	$189,765	$48,549	$11,600	$883,914
	2006	$225,000	$450,000	$32,163	$49,404	$8,800	$765,367

Judith Scott, EVP	2008	$190,000	$150,000	$34,113	$0	$12,300	$386,413
	2007	$182,000	$148,000	$71,175	$11,559	$10,070	$422,804
	2006	$169,615	$175,000	$28,598	$11,765	$8,800	$393,778

Michael Petit, BK Pres. (5)	2008	$190,000	$375,000	$103,101	$33,769	$10,800	$712,670
	2007	$170,000	$390,000	$231,075	$57,953	$10,100	$859,128
	2006	$155,000	$425,000	$111,161	$58,023	$8,800	$757,984

Kent McCammon, SVP(5)	2008	$208,000	$380,000	$0	$0	$11,800	$599,800
	2007	$92,308	$200,000	$148,685	$0	$205,118	$646,111
	2006	NA	NA	NA	NA	NA	NA

(1)	This table reflects for a given year all bonuses earned by the above executives in 2006, 2007 and 2008. The Company typically pays bonuses in January of the year following the year in which the bonus was earned.

(2)	The amounts included in the “Stock Awards” column represent the expense recognized for financial reporting purposes in 2006 and 2007 under FAS 123R for grants of non-vested shares in 2007, as well as prior years. For a discussion of valuation assumptions, see the Company’s 2007 and 2008 Consolidated Financial Statements included in its Annual Reports on Form 10-K/A and 10-K filed with the SEC on March 12, 2008 and February 27, 2009, respectively. The shares awarded vest either (a) ratably over a five year period, beginning on the first anniversary of the award date or (b) pursuant to the terms of Company’s LTI plans, if stated performance goals are met (see page 21 for a more complete description of the LTI Plans). The actual amount of compensation that will be realized at the time an LTI grant vests, if at all, will depend upon the market price of the Company’s common stock at the vesting date.

(3)	The amounts included in the “Option Awards” column represent the expense recognized for financial reporting purposes in both 2006 and 2007 under FAS 123R for grants of stock options in prior years. There were no stock options granted in 2006, 2007 or 2008.

(4)	These amounts represent company matching contributions to the recipient’s 401(k) plan up to limits for such plans under federal income tax rules. Except with respect to Mr. Stevenson, these amounts also include matches of charitable contributions pursuant to the Company’s Matching Gift Program, pursuant to which the Company matches up to a maximum of $2,500 of charitable contributions to eligible recipients under Section 501(c)(3) of the Internal Revenue Code.

(5)	Although Mr. Petit and Mr. McCammon are not NEO’s, their compensation details are included in this table due to their level of compensation.
Equity Compensation Plan Information. Under the Amended Plan, 2,000,000 shares have been made available for issuance to the Company’s employees and Directors. The table below reflects the number of shares subject to outstanding awards and the amount available for future issuance. Prior to the adoption of the Amended Plan, such awards were in the form of stock options with an exercise price equal to the fair market value of the stock at the grant date. After the adoption of the Amended Plan, such awards were in the form of grants of shares of nonvested shares, including LTI Shares.

The table below provides information with respect to the Amended Plan, as of December 31, 2008:

	Number of			Number of Securities
	Securities		Weighted-average	Remaining Available
	Authorized for	Number of Securities to be Issued	Exercise Price of	for Future Issuance
	Issuance Under	Upon Exercise of Outstanding	Outstanding Options and	Under Equity
Plan Category	the Plan	Options and Nonvested Shares	Nonvested Shares(1)	Compensation Plans(2)
Equity compensation plans approved by security holders	2,000,000	378,255	$5.61	843,495
Equity compensation plans not approved by security holders	None	None	N/A	None
TOTAL	2,000,000	378,255	$5.61	843,495

(1)	Includes grants of nonvested shares, for which there is no exercise price, but with respect to which shares are awarded without cost when the restrictions have been realized. Excluding the impact of the nonvested shares, the weighted average exercise price of outstanding options is $17.24.

(2)	Excludes 778,250 exercised options and vested shares, which are not available for re-issuance.
Grants of Plan-Based Awards. The following table provides information regarding the grants of equity-based compensation awards made to the executives named therein, during the year ended December 31, 2008. The Company has no formal non-equity incentive plan. No stock option awards were granted by the Company in 2008.
Grants of Plan-Based Awards Table

				Estimated Payout Under
				Equity Incentive Plan
							Grant
							Date Fair
							Value of
							Stock
		Grant	Date	Threshold	Target	Maximum	Awards*
Name	Award Type	Date	Approved	(#)	(#)	(#)	($)
Steve Fredrickson	2007 LTI Plan	3/30/2007	3/30/2007	0	16,000	32,000	$714,400
	2008 LTI Plan	1/4/2008	1/4/2008	0	13,000	26,000	$470,860
	2009 LTI Plan	1/20/2009	1/20/2009	0	22,481	44,962	560,002
Kevin Stevenson	2007 LTI Plan	3/30/2007	3/30/2007	0	10,000	20,000	$446,500
	2008 LTI Plan	1/4/2008	1/4/2008	0	8,000	16,000	289,760
	2009 LTI Plan	1/20/2009	1/20/2009	0	8,832	17,664	220,005
Craig Grube	2007 LTI Plan	3/30/2007	3/30/2007	0	9,600	19,200	$428,640
	2008 LTI Plan	1/4/2008	1/4/2008	0	3,500	7,000	126,770
	2009 LTI Plan	1/20/2009	1/20/2009	0	6,905	13,810	172,004
Judith Scott	2007 LTI Plan	3/30/2007	3/30/2007	0	2,500	5,000	$111,625
	2008 LTI Plan	1/4/2008	1/4/2008	0	1900	3,800	68,818
	2009 LTI Plan	1/20/2009	1/20/2009	0	2,506	5,012	62,424
Michael Petit	2007 LTI Plan	3/30/2007	3/302007	0	7,000	14,000	$312,550
	2008 LTI Plan	1/4/2008	1/4/2008	0	7,000	14,000	253,540
	2009 LTI Plan	1/20/2009	1/20/2009	0	8,832	17,664	220,005
Kent McCammon	2007 LTI Plan	3/30/2007	3/30/2007	0	10,000	20,000	$446,500
	2008 LTI Plan	1/04/200	1/4/2008	0	4,000	8,000	144,880
	2009 LTI Plan	1/20/2009	1/20/2009	0	8,029	16,058	200,002

*	The amounts reported above relate to the nonvested LTI Shares granted to the above executives. The value of the LTI Share awards was determined by multiplying the closing price of the Company’s common stock as of the grant date times the target number of LTI Shares granted. The performance shares will not vest if the performance criteria set forth above are not met.

Option Exercises and Stock Vested. The following table provides information concerning the exercises of stock options and shares acquired on vesting during 2008 on an aggregated basis for each of the executives named therein, and includes the value realized upon exercise or upon vesting.

OPTION AWARDS			STOCK AWARDS
	Number of
	Shares
	Acquired on	Value Realized on	Number of Shares
	Exercise	Exercise	Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Steve Fredrickson	10,000	$237,800	1,000	$42,980
Kevin Stevenson	0	0	1,000	$42,980
Craig Grube	10,000	$237,800	1,000	$42,980
Judith Scott	1,500	$37,755	850	$36,442
Michael Petit	7,000	$115,614	3,690	$152,046
Kent McCammon	0	0	0	0
Outstanding Equity Awards at Fiscal Year End. The following table provides information on the current holdings of stock option awards and nonvested share awards of the executives named therein. This table includes unexercised and unvested option awards and nonvested share awards which were outstanding as of December 31, 2008.

			Option Awards				Stock Awards(1)
			Number of	Number of			Number of	Market Value
			Securities	Securities			Shares or	of Shares of
			Underlying	Underlying			Units of	Stock that
			Unexercised	Unexercised	Option	Option	Stock That	Have Not
			Options (#)	Options (#)	Exercise	Expiration	Have Not	vested as of
Name	Grant Date		Exercisable	Unexercisable(2)	Price ($)	Date	Vested(3) (#)	12/31/08($)(4)
Steve Fredrickson	11/7/2002		18,000	—	$13.00	11/7/2009	—	—
	4/19/2006		—	—	—	—	3,000	$101,520
	3/30/2007	(5)	—	—	—	—	16,000	$541,440
	1/4/2008	(5)	—	—	—	—	13,000	$439,920

Kevin Stevenson	11/7/2002		45,000	—	$13.00	11/7/2009	—	—
	4/19/2006		—	—	—	—	3,000	$101,520
	3/30/2007	(5)	—	—	—	—	10,000	$338,400
	1/4/2008	(5)	—	—	—	—	8,000	$270,720

Craig Grube	11/7/2002		11,000	—	$13.00	11/7/2009	—	—
	4/19/2006		—	—	—	—	3,000	$101,520
	3/30/2007	(5)	—	—	—	—	9,600	$324,864
	1/4/2008	(5)	—	—	—	—	3,500	$118,440

Judith Scott	11/7/2002		1,500	—	$13.00	11/7/2009	—	—
	7/20/2004		—	—	—	—	200	$6,768
	7/28/2005		—	—	—	—	700	$23,688
	4/19/2006		—	—	—	—	900	$30,456
	3/30/2007	(5)	—	—	—	—	2,500	$84,600
	1/4/2008	(5)	—	—	—	—	1,900	$64,296

Michael Petit	7/31/2003		18,000	—	$27.77	7/31/2010	—	—
	7/20/2004		—	—	—	—	200	$6,768
	7/28/2005		—	—	—	—	800	$27,072
	4/19/2006		—	—	—	—	3,000	$101,520
	3/30/2007	(5)	—	—	—	—	7,000	$236,880
	1/4/2008	(5)	—	—	—	—	7,000	$236,880

Kent McCammon	3/30/2007	(5)	—	—	—	—	10,000	$338,400
	1/4/2008	(5)	—	—	—	—	4,000	$135,360

(1)	The LTI Shares will not vest or be awarded if the Company does not achieve its performance targets, as described more fully on pages 21-22 above. If the targets are met, the number of shares to be received by each executive will increase or decrease depending on actual performance.

(2)	Option awards vest in five equal, annual installments beginning on the first anniversary of the date of grant.

(3)	The shares granted vest either (a) ratably over a stated period, beginning on the first anniversary of the award date or (b) in the case of the LTI share awards, pursuant to the terms of the respective Long Term Incentive Plan, based on the achievement of stated performance goals. (See page 21 for a more complete description of the Long Term Incentive Plans).

(4)	Value is calculated based on the closing price ($33.84) of the Company’s common stock on the NASDAQ Global Stock Market as of 12/31/2008. (5) LTI Shares granted, but not vested or awarded.

(5)	LTI Shares granted, but not vested or awarded.
AUDIT COMMITTEE REPORT
The Audit Committee has furnished the following report to shareholders of the Company in accordance with rules adopted by the SEC.
Each member of the Audit Committee is an independent director, as defined in NASDAQ Rules 4200(a)(15) and 4350(d)(2). Each member of the committee also satisfies the SEC’s additional independence requirement for members of audit committees according to Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act and NASDAQ Rules 4200(a)(15) and 4350(d)(2). In addition, the Board has determined that James Voss and Scott Tabakin are both “audit committee financial experts,” as defined by paragraph (h)(2) of Item 401 of Regulation S-K.
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services, services related to internal controls and other services. The independent auditors and the Company’s CEO and CFO periodically report to the Audit Committee regarding the services provided by the independent auditor in accordance with this pre-approval.
The Company’s management has primary responsibility for establishing and maintaining effective internal controls over financial reporting, preparing the Company’s consolidated financial statements in accordance with U. S. generally accepted accounting principles, and managing the public reporting process. The Company’s independent auditors are responsible for expressing opinions on the conformity of the Company’s audited consolidated financial statements in accordance with U. S. generally accepted accounting principles, in all material respects, and on the effectiveness of the Company’s internal control over financial reporting.
• The Audit Committee reviewed and discussed with management, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008, including a discussion of the acceptability and appropriateness of significant accounting policies and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the Company’s independent auditors matters related to the conduct of the audits of the Company’s consolidated financial statements and internal control over financial reporting. The Audit Committee also reviewed with management and the independent auditors the reasonableness of significant estimates and judgments made in preparing the consolidated financial statements, as well as the clarity of the disclosures in the consolidated financial statements.

• The Audit Committee has discussed with the Company’s independent auditors, the matters required to be communicated by Statement on Auditing Standards No. 61, “Communications with Audit Committees,” as amended.
• The Audit Committee has received written communications from KPMG LLP (“KPMG”), as required by PCAOB Rule 3526, “Communications with Audit Committees Concerning Independence,” and has discussed with KPMG their independence. The Audit Committee has concluded that the audit and non-audit services which were provided by KPMG in 2008 were compatible with, and did not negatively impact their independence.
The Audit Committee met with the Company’s internal auditor and with its independent auditors, with and without management present, to discuss the overall quality of the Company’s financial reporting. In reliance on such discussions, and its review and discussions with management of the Company’s audited consolidated financial statements and the acceptability and appropriateness of significant accounting policies, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above, the Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.
On March 8, 2007, the Audit Committee dismissed PricewaterhouseCoopers LLP as its independent auditors and engaged KPMG to serve in that capacity. This decision was made following a comprehensive review by the Audit Committee and management of KPMG’s qualifications. The report of PricewaterhouseCoopers LLP on the consolidated financial statements of the Company as of and for the year ended December 31, 2006, did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal year ended December 31, 2006 and the subsequent interim period through March 8, 2007, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reportable events described in Item 304(a)(1)(v) of Regulation S-K occurred within the two fiscal years of the Company ended December 31, 2006, or within the subsequent interim period through March 8, 2007. The Company provided PricewaterhouseCoopers LLP with a copy of the foregoing disclosures and attached a copy of the letter dated March 13, 2007, in which they stated their agreement with such statements as an exhibit to the Form 8-K that was filed by the Company in this connection on March 13, 2007.
During the fiscal year ended December 31, 2006, the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.
KPMG has been recommended by the Audit Committee of the Board for reappointment as the Independent Auditors for the Company. Subject to shareholder approval, the Board has appointed KPMG as the Company’s Independent Auditors for the fiscal year ending December 31, 2009.
Representatives of KPMG are expected to attend the 2009 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.
The Company is requesting that the shareholders ratify the appointment of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2009. In the event the shareholders fail to ratify the appointment, the Audit Committee will consider it a direction to consider other accounting firms for the subsequent year.

This report is submitted on behalf of the following independent Directors, who constitute the Audit Committee:
James Voss, Chairman
William Brophey
Scott Tabakin
Principal Accountant Fees and Services. KPMG served as the Company’s independent registered accounting firm with respect to the audits of the Company’s consolidated financial statements for the fiscal year ended December 31, 2008 and the Company’s internal control over financial reporting as of December 31, 2008. In connection with its 2008 corporate income tax returns, which are anticipated to be completed in 2009, the Company retained a separate tax accounting firm, which is not related to KPMG.
The following table sets forth the aggregate fees billed or expected to be billed by KPMG for the years ended December 31, 2008 and 2007, respectively. All the services performed by and fees paid to KPMG LLP were pre-approved by the Audit Committee.
Audit Fees

	2008	2007
Audit Fees
Annual Audit	$551,500	$483,000
Tax Fees	14,500	10,900

Other Fees
Subscription Fees (1)	1,500	1,500

Total Accountant Fees	$567,550	$495,400

(1)	Subscription fees represent fees paid to KPMG for an annual subscription to their proprietary research tool during 2008 and 2007.
“Audit Fees” include fees for the audit of the Company’s annual consolidated financial statements, reviews of the related quarterly consolidated financial statements, and services normally performed in connection with statutory and regulatory filings. “Audit Fees” also include fees related to the audit of the Company’s internal control over financial reporting.
PROPOSAL TWO: APPROVAL OF INDEPENDENT AUDITORS
Upon the recommendation of the Audit Committee, the Board has appointed KPMG as independent auditors for the Company for the fiscal year ending December 31, 2009 to audit its consolidated financial statements for the fiscal year ending December 31, 2009, and to audit its internal control over financial reporting as of December 31, 2009. Even if the selection of KPMG is ratified by the shareholders, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.
A majority of votes cast in person or represented by proxy will constitute ratification of the appointment of KPMG. Broker non-votes (i.e. where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy) will be treated as abstentions. Under Delaware General Corporate Law, an abstaining vote is not deemed a “vote cast or represented by proxy.” As a result, abstentions are not included in the tabulation of the results on the ratification of the appointment of KPMG.
The Board of Directors recommends that the shareholders vote “FOR” the ratification of the appointment of KPMG as the Company’s independent auditors for the fiscal year ending December 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Exchange Act requires the Company’s executive officers and Directors and persons who beneficially own more than five percent (5%) of the Company’s common stock to file initial reports of ownership and changes in ownership of such common stock with the SEC and NASDAQ. As a practical matter, the Company typically assists its Directors and executive officers with these transactions by completing and filing Section 16 reports on their behalf. The Company also reviews directors’ and officers’ questionnaires and written representations from the executive officers and Directors that no other reports are required to be filed. The Company believes that with the exception of one late Form 4 filed by Judith Scott, all such reports were filed on a timely basis by its Named Executive Officers and Directors in 2008.
Costs of Solicitation. The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card, the notice regarding the Internet availability of proxy materials and any additional solicitation materials sent by the Company to shareholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their expenses in forwarding the proxy materials to such beneficial owners. In addition, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, personally or by telephone.
Annual Report. A copy of this Proxy Statement, the Company’s 2008 Annual Report to Shareholders, its audited financial statements, together with other related information, are available on the internet and are being mailed to shareholders who requested printed versions. Additionally, these materials and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, and all financial statements or schedules required to be filed with the SEC pursuant to Rule 13a-1 may be obtained from the Investor Relations page of our web site at www.portfoliorecovery.com, or by contacting the Company’s investor relations liaison at the Company’s headquarters, at 120 Corporate Blvd., Norfolk, VA 23502. A copy of the Company’s Annual Report on Form 10-K, and other periodic filings also may be obtained from the SEC’s EDGAR database at www.sec.gov.
Electronic Delivery of 2010 Proxy Materials and Annual Report. Instead of receiving paper copies of next year’s Proxy Statement and Annual Report in the mail, shareholders may elect to access their 2010 proxy materials online. The Company encourages all shareholders to make the election to obtain their proxy materials online in order to save the Company the cost of producing and mailing these documents, reduce the amount of shareholder mail and help preserve environmental resources.
Other Matters. As of the date of this Proxy Statement, the Board does not intend to bring any other business before the Annual Meeting except items incident to the conduct of the Annual Meeting. The Company has not received notice from any shareholder of intent to present a proposal at the Annual Meeting. The enclosed Proxy Card will confer discretionary authority with respect to matters which are not presently known to the Board at the time of the printing hereof and which may properly come before the Annual Meeting. It is the intention of the persons named on the Proxy Card to vote such Proxy Card with respect to such matters in accordance with their best judgment.
By the Order of the Board of Directors.
Judith S. Scott
Secretary
Norfolk, Virginia

Important Notice Regarding the Availability of Proxy Materials for the Annual
Meeting of Stockholders to be held June 1, 2009.
This proxy statement and our 2008 Annual Report to Stockholders are available at
http://www.cstproxy.com/portfoliorecovery/2009
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

Please mark your votes like this	☒
The Board of Directors recommends a vote FOR the election of the directors listed below.

1. Election of Directors		FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote for the nominees listed

NOMINEES:	(01) Steve Fredrickson (02) Penelope Kyle	☐	☐
(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
The Board of Directors recommends a vote FOR the ratification of the selection of the Independent Auditors below.

2. Ratification of Appointment of Independent Auditors	FOR ☐	AGAINST ☐	ABSTAIN ☐

Independent Auditors: KPMG, LLP

The proxies named herein are authorized to vote in their discretion with respect to other matters that may properly come before the Annual Meeting or any adjournment thereof. As of April 20, 2009 (the approximate date of this mailing), Portfolio Recovery Associates, Inc. does not know of any such other matters to be presented at the Annual Meeting.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein.
YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING
I plan to attend the Annual Meeting in person   ☐

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature	Signature	Date	,	2009.

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof. By signing this proxy card, you acknowledge receipt of the Proxy Statement and the Notice of Annual Meeting of Stockholders to be held on June 1, 2009.

THIS ADMISSION TICKET IS REQUIRED FOR ADMITTANCE TO THE
PORTFOLIO RECOVERY ASSOCIATES, INC.
Annual Meeting of Stockholders to be held June 1, 2009
For Holders of Record as of April 3, 2009
EACH STOCKHOLDER MAY BE ASKED TO PRESENT VALID PICTURE IDENTIFICATION, SUCH AS
DRIVER’S LICENSE OR EMPLOYEE IDENTIFICATION BADGE, IN ADDITION TO THIS ADMISSION TICKET.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼
Proxy Card
PORTFOLIO RECOVERY ASSOCIATES, INC.
Proxy Solicited by the Board of Directors
For Annual Meeting of Stockholders to be held June 1, 2009
For Holders of Record as of April 3, 2009
The undersigned hereby appoints James Voss and William Brophey, the proxies selected by the Company’s Board of Directors, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of PORTFOLIO RECOVERY ASSOCIATES, INC. to be held at Noon on June 1, 2009, and at any adjournments thereof, on the following proposals.
You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. Your shares cannot be voted unless you sign, date and return this card, or vote your shares by using either of the means described on the reverse side.
SEE REVERSE SIDE